Exhibit 3.3

Certain personally identifiable information has been omitted from this exhibit pursuant to Item 601(a)(6) of Regulation S-K. [***] indicates that information has been redacted.

PROMETHEUS HOLDINGS LLC

AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT

Dated as of March 4, 2026

THE LIMITED LIABILITY COMPANY INTERESTS REPRESENTED BY THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. SUCH LIMITED LIABILITY COMPANY INTERESTS MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS OR EXEMPTION THEREFROM, AND COMPLIANCE WITH THE OTHER SUBSTANTIAL RESTRICTIONS ON TRANSFERABILITY SET FORTH HEREIN.

THE LIMITED LIABILITY COMPANY INTERESTS REPRESENTED BY THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AND REPURCHASE OPTIONS SET FORTH IN THIS AGREEMENT.

i

Section 15.11	Severability	66

Section 15.12	Further Action	67

Section 15.13	Execution and Delivery Electronic Signature and Electronic Transmission	67

Section 15.14	Right of Offset	67

Section 15.15	Entire Agreement	67

Section 15.16	Remedies	67

Section 15.17	Descriptive Headings; Interpretation	67

Schedules

Schedule 1 — Schedule of Members

Exhibits

Exhibit A — Form of Joinder Agreement
Exhibit B-1 — Form of Agreement and Consent of Spouse
Exhibit B-2 — Form of Spouse’s Confirmation of Separate Property

v

PROMETHEUS HOLDINGS LLC

AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (as the same may be amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) of Prometheus Holdings LLC, a Delaware limited liability company (the “Company”), dated as of March 4, 2026 (the “Effective Date”), is entered into by and among the Company, Presidio PubCo Inc., a Delaware corporation (f/k/a Prometheus PubCo Inc.) (the “Corporation”), as the managing member of the Company, Presidio Midco Inc., a Delaware corporation (f/k/a EQV Ventures Acquisition Corp.) (“MidCo”) and each of the other Members (as defined herein). Unless the context otherwise requires, capitalized terms used herein have the respective meaning ascribed to them in Article I.

RECITALS

WHEREAS, the Company was formed as a limited liability company with the name “Prometheus Holdings LLC”, pursuant to and in accordance with the Delaware Act by the filing of the Certificate with the Secretary of State of the State of Delaware pursuant to Section 18-201 of the Delaware Act on July 22, 2025;

WHEREAS, immediately prior to the adoption of this Agreement, the Company was governed by that certain Limited Liability Company Agreement of the Company, dated as of July 22, 2025 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, together with all schedules, exhibits and annexes thereto, the “Initial LLC Agreement”);

WHEREAS, in connection with the Business Combination Agreement, by and among the Manager, the Company, MidCo, and Prometheus Merger Sub LLC, a Delaware limited liability company and Presidio Investment Holdings LLC, a Delaware limited liability company (“Target”), dated as of August 5, 2025 (as further amended or modified in whole or in part from time to time in accordance with such agreement, the “Combination Agreement”), the Initial LLC Agreement is amended and restated in its entirety by this Agreement, with this Agreement superseding and replacing the Initial LLC Agreement in its entirety;

WHEREAS, pursuant to the Combination Agreement, and subject to the terms and conditions contained therein, (i) immediately prior to the Company Merger Effective Time (as defined in the Combination Agreement), the Company converted or exchanged all outstanding equity securities of the Company into Common Units (as defined herein) or cash, in accordance with the terms of the Combination Agreement, (ii) as of the Effective Time, the Corporation contributed to MidCo the EQV Contributions (as defined in the Combination Agreement) and MidCo thereafter contributed to the Company the Closing Contributions, and in consideration thereof, the Company issued to MidCo Common Units, Series A Preferred Units, Series B Preferred Units, Common Warrants and Investor Warrants; and

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Initial LLC Agreement is hereby amended and restated in its entirety and the Company, the Corporation and the other Members, each intending to be legally bound, each hereby agrees as follows:

Article I
DEFINITIONS

The following definitions shall be applied to the terms used in this Agreement for all purposes, unless otherwise clearly indicated to the contrary.

“Accrued Distributions” has the meaning set forth in Section 4.01(a)(i).

“Additional Member” has the meaning set forth in Section 12.02.

“Adjusted Capital Account Deficit” means, with respect to the Capital Account of any Member as of the end of any Taxable Year, the amount by which the balance in such Capital Account is less than zero. For this purpose, such Member’s Capital Account balance shall be:

(a) reduced for any items described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5), and (6); and

(b) increased for any amount such Member is obligated to contribute or is treated as being obligated to contribute to the Company pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(c) (relating to partner liabilities to a partnership) or 1.704-2(g)(1) and 1.704-2(i) (relating to minimum gain).

“Admission Date” has the meaning set forth in Section 10.06.

“Affiliate” means, with respect to a specified Person, each other Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by, or is under common Control with, the Person specified.

“Agreement” has the meaning set forth in the Preamble.

“Allocable Margin Tax Liability” has the meaning set forth in Section 9.03.

“Allocation Period” has the meaning set forth in Section 5.02.

“Applicable Share” has the meaning set forth in Section 9.03.

“Assignee” means a Person to whom a Unit has been transferred but who has not become a Member pursuant to Article XII.

“Assumed Tax Liability” means, (i) with respect to any Member other than the Corporation, an amount equal to the product of (A) the estimated or actual cumulative taxable income or gain of the Company, as determined for U.S. federal income tax purposes, allocated to such Member for full or partial Taxable Years commencing on or after the Effective Date, less the estimated or actual cumulative taxable losses of the Company, as determined for U.S. federal income tax purposes, allocated to such Member for full or partial Taxable Years commencing on or after the Effective Date, in each case, as reasonably determined by the Manager (for the avoidance of doubt, taking into account any allocations under Code Section 704(c) and the Treasury Regulations thereunder), multiplied by (B) the highest combined marginal U.S. federal, state, and local income tax rate for an individual, or, if higher, a corporation, resident in New York City, New York, including any tax rate imposed under Section 1411 of the Code and taking into account the character of the income or gain; and (ii) with respect to the Corporation, zero.

“Bankruptcy” means, with respect to any Person, the occurrence of any of the following events: (a) the filing of an application by such Person for, or a consent to, the appointment of a trustee or custodian of such Person’s assets; (b) the filing by such Person of a voluntary petition in Bankruptcy or the seeking of relief under Title 11 of the United States Code, as now constituted or hereafter amended, or the filing of a pleading in any court of record admitting in writing such Person’s inability to pay its debts as they become due; (c) the failure of such Person to pay its debts as such debts become due; (d) the making by such Person of a general assignment for the benefit of creditors; (e) the filing by such Person of an answer admitting the material allegations of, or such Person’s consenting to, or defaulting in answering, a Bankruptcy petition filed against him in any Bankruptcy proceeding or petition seeking relief under Title 11 of the United States Code, as now constituted or as hereafter amended; or (f) the entry of an order, judgment or decree by any court of competent jurisdiction adjudicating such Person a bankrupt or insolvent or for relief in respect of such Person or appointing a trustee or custodian of such Person’s assets and the continuance of such order, judgment or decree unstayed and in effect for a period of 60 consecutive calendar days.

“Base Rate” means, on any date, a variable rate per annum equal to the rate of interest most recently published by The Wall Street Journal as the “prime rate” at large U.S. money center banks.

“Book Value” means, with respect to any property of the Company, the Company’s adjusted basis for U.S. federal income tax purposes, except as follows:

(a) the initial Book Value of any asset contributed by a Member to the Company shall be the gross Fair Market Value of such asset as of the date of such contribution;

(b) the Book Value of all Company assets shall be adjusted to equal their respective gross Fair Market Value as of the following times: (i) the acquisition of an interest (or additional interest) in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution to the Company or in exchange for the performance of more than a de minimis amount of services to or for the benefit of the Company; (ii) the distribution by the Company to a Member of more than a de minimis amount of Company assets as consideration for an interest in the Company; (iii) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g)(1), (iv) the acquisition of an interest in the Company by any new or existing Member upon the exercise of a Warrant or other Noncompensatory Option in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(s) or in connection with a Redemption; or (v) any other event to the extent determined by the Manager to be permitted and necessary or appropriate to properly reflect Book Value in accordance with the standards set forth in Treasury Regulations Section 1.704-1(b)(2)(iv); provided, however, that adjustments pursuant to clauses (b)(i), (b)(ii) and (b)(iv) above shall not be made if the Manager reasonably determines that such adjustments are not necessary or appropriate to reflect the relative economic interests of the Members in the Company. If any Warrants or other Noncompensatory Options are outstanding upon the occurrence of an event described in this paragraph (b)(i) through (b)(v), the Company shall adjust the Book Value of its properties to properly reflect any change in the Fair Market Value of such Warrants or other Noncompensatory Options in accordance with Treasury Regulations Sections 1.704-1(b)(2)(iv)(f)(1) and 1.704-1(b)(2)(iv)(h)(2);

(c) the Book Value of any Company asset distributed to any Member shall be adjusted to equal the gross Fair Market Value of such asset on the date of such distribution;

(d) the Book Value of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Section 734(b) of the Code (including any such adjustments pursuant to Treasury Regulation Section 1.734-2(b)(1)), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) and clause (f) in the definition of “Profits” or “Losses” below or Section 5.03(h); provided, however, that the Book Value of a Company asset shall not be adjusted pursuant to this subsection to the extent the Manager reasonably determines that an adjustment pursuant to clause (b) of this definition is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (d); and

(e) if the Book Value of a Company asset has been determined or adjusted pursuant to clauses (a), (b) or (d) of this definition of Book Value, such Book Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits, Losses and other items allocated pursuant to Article V.

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

“Capital Account” means the capital account maintained for a Member in accordance with Section 5.01.

“Capital Contribution” means, with respect to any Member, the amount of any cash, cash equivalents, promissory obligations or the Fair Market Value of other property that such Member (or such Member’s predecessor) contributes (or is deemed to contribute) to the Company pursuant to Article III hereof.

“Cash Distributions” has the meaning set forth in Section 4.01(a)(i).

“Cash Settlement” means immediately available funds in U.S. dollars in an amount equal to the Redeemed Units Equivalent.

“Certificate” means the Company’s Certificate of Formation as filed with the Secretary of State of the State of Delaware, as amended or amended and restated from time to time.

“Change of Control” means the occurrence of any of the following events:

(a) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person and its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, and excluding the Permitted Transferees) becomes the “beneficial owner” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of shares of Class A Common Stock, Class B Common Stock, preferred stock and/or any other class or classes of capital stock of the Corporation (if any) representing in the aggregate more than fifty percent (50%) of the voting power of all of the outstanding shares of capital stock of the Corporation entitled to vote;

(b) there is consummated a merger or consolidation of the Corporation with any other corporation or entity, and, immediately after the consummation of such merger or consolidation, the voting securities of the Corporation immediately prior to such merger or consolidation do not continue to represent, or are not converted into, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof;

(c) the stockholders of the Corporation approve a plan of complete liquidation or dissolution of the Corporation or there is consummated an agreement or series of related agreements for the sale or other disposition, directly or indirectly, by the Corporation of all or substantially all of the Corporation’s assets (including a sale of all or substantially all of the assets of the Company); or

(d) the Corporation ceases to be the sole Manager of the Company.

Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the beneficial holders of the Class A Common Stock, Class B Common Stock, preferred stock and/or any other class or classes of capital stock of the Corporation immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in and voting control over, and own substantially all of the shares of, an entity which owns all or substantially all of the assets of the Corporation immediately following such transaction or series of transactions.

“Change of Control Date” has the meaning set forth in Section 10.09(a).

“Change of Control Transaction” means any Change of Control that was approved by the Corporate Board prior to such Change of Control.

“Class A Common Stock” means the shares of Class A common stock, par value $0.0001 per share, of the Corporation.

“Class A Common Stock Value” means with respect to any Redemption, the arithmetic average of the volume weighted average prices for a share of Class A Common Stock on the principal U.S. securities exchange or automated or electronic quotation system on which the Class A Common Stock trades, as reported by Bloomberg, L.P., or its successor, for each of the five consecutive full Trading Days ending on and including the last full Trading Day immediately prior to the applicable measurement date, subject to appropriate and equitable adjustment for any stock splits, reverse splits, stock dividends or similar events affecting the Class A Common Stock. If the Class A Common Stock no longer trades on a securities exchange or automated or electronic quotation system, then the Class A Common Stock Value shall be determined in good faith by a majority of the disinterested members of the Corporate Board or a committee of disinterested directors of the Corporate Board.

“Class B Common Stock” means the shares of Class B Common Stock, par value $0.0001 per share, of the Corporation.

“Closing Contributions” has the meaning set forth in the Combination Agreement.

“Code” means the United States Internal Revenue Code of 1986, as amended. Unless the context requires otherwise, any reference herein to a specific section of the Code shall be deemed to include any corresponding provisions of future Law as in effect for the relevant taxable period.

“Combination Agreement” has the meaning set forth in the Recitals.

“Common Unit” means a Unit designated as a “Common Unit” and having the rights and obligations specified with respect to the Common Units in this Agreement.

“Common Unit Percentage Interest” means, with respect to any Person, such Person’s Percentage Interest, calculated with respect to all Common Units and Class B Preferred Units, taken as a whole and assuming, for purposes of such calculation, that all Class B Preferred Units had been converted into Common Units.

“Common Unit Redemption Price” means, with respect to any Redemption that occurs upon an exercise of the Company Redemption Right, the arithmetic average of the volume weighted average prices for a share of Class A Common Stock (or any class of stock into which it has been converted) on the Stock Exchange, on the Trading Day immediately prior to the applicable Redemption Date, subject to appropriate and equitable adjustment for any stock splits, reverse splits, stock dividends or similar events affecting the Class A Common Stock. If the Class A Common Stock no longer trades on the Stock Exchange or any other securities exchange or automated or electronic quotation system as of any particular Redemption Date, then the Manager (through at least two (2) of its independent directors (within the meaning of the rules of the Stock Exchange), who are disinterested) shall determine the Common Unit Redemption Price in good faith.

“Common Unitholder” means a Member who is the registered holder of Common Units.

“Common Warrants” means warrants to purchase Common Units of the Company with terms substantially similar to the ParentCo Warrants (as defined in the Combination Agreement).

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Minimum Gain” has the meaning of “partnership minimum gain” set forth in Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d). It is further understood that Company Minimum Gain shall be determined in a manner consistent with the rules of Treasury Regulations Section 1.704-2(b)(2), including the requirement that if the adjusted Book Value of property subject to one or more Nonrecourse Liabilities differs from its adjusted tax basis, Company Minimum Gain shall be determined with reference to such Book Value.

“Company Redemption Notice” has the meaning set forth in Section 11.07(c).

“Company Redemption Right” has the meaning set forth in Section 11.07(c).

“Confidential Information” has the meaning set forth in Section 15.02(a).

“Control” means possession, directly or indirectly, of power to direct or cause the direction of management or policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Corporate Board” means the board of directors of the Corporation.

“Corporate Incentive Award Plan” means the incentive award plan of the Corporation, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Corporation” has the meaning set forth in the preamble to this Agreement, together with its successors and assigns.

“Corresponding Rights” means any rights issued with respect to a share of Class A Common Stock or Class B Common Stock pursuant to a “Poison Pill” or similar stockholder rights plan approved by the Corporate Board.

“Covered Audit Adjustment” means an adjustment to any partnership-related item (within the meaning of Section 6241(2)(B) of the Code) to the extent such adjustment results in an “imputed underpayment” as described in Section 6225(b) of the Code or any analogous provision of state or local Law.

“Credit Agreements” means any promissory note, mortgage, loan agreement, indenture or similar instrument or agreement to which the Company or any of its Subsidiaries is or becomes a borrower, as such instruments or agreements may be amended, restated, supplemented or otherwise modified from time to time and including any one or more refinancing or replacements thereof, in whole or in part, with any other debt facility or debt obligation, for as long as the payee or creditor to whom the Company or any of its Subsidiaries owes such obligation is not an Affiliate of the Company.

“Delaware Act” means the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq., as it may be amended from time to time, and any successor thereto.

“Depreciation” means, for each Taxable Year or other Fiscal Period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such Taxable Year or other Fiscal Period, except that with respect to any such property the Book Value of which differs from its adjusted tax basis for U.S. federal income tax purposes at the beginning of such Taxable Year or other Fiscal Period, Depreciation shall be an amount that bears the same ratio to such beginning Book Value as the federal income tax depreciation, amortization or other cost recovery deduction for such Taxable Year or other Fiscal Period bears to such beginning adjusted tax basis; provided, however, that if the adjusted tax basis for U.S. federal income tax purposes of an asset at the beginning of such Taxable Year or other Fiscal Period is zero dollars ($0.00), Depreciation with respect to such asset shall be determined with reference to such beginning Book Value using any reasonable method selected by the Manager.

“Direct Exchange” has the meaning set forth in Section 11.03(a).

“Distributable Cash” means, as of any relevant date on which a determination is being made by the Manager regarding a potential distribution pursuant to Section 4.01(a), the amount of cash that could be distributed by the Company for such purposes in accordance with the Credit Agreements (and without otherwise violating any applicable provisions of any of the Credit Agreements).

“Distribution” means each distribution made by the Company to a Member with respect to such Member’s Units, whether in cash, property or securities of the Company and whether by liquidating distribution or otherwise; provided, however, that none of the following shall be a Distribution: any recapitalization that does not result in the distribution of cash or property to Members or any exchange of securities of the Company, and any subdivision (by Unit split or otherwise) or any combination (by reverse Unit split or otherwise) of any outstanding Units.

“Effective Date” has the meaning set forth in the Preamble.

“Election Notice” has the meaning set forth in Section 11.01(b).

“Equity Plan” means any stock or equity purchase plan, restricted stock or equity plan or other similar equity compensation plan now or hereafter adopted by the Company or the Corporation.

“Equity Securities” means (a) Units or other equity interests in the Company or any Subsidiary of the Company (including other classes or groups thereof having such relative rights, powers and duties as may from time to time be established by the Manager pursuant to the provisions of this Agreement, including rights, powers and/or duties senior to existing classes and groups of Units and other equity interests in the Company or any Subsidiary of the Company), (b) obligations, evidences of indebtedness or other securities or interests convertible or exchangeable into Units or other equity interests in the Company or any Subsidiary of the Company, and (c) warrants, options or other rights to purchase or otherwise acquire Units or other equity interests in the Company or any Subsidiary of the Company.

“Event of Withdrawal” means the Bankruptcy or dissolution of a Member or the occurrence of any other event that terminates the continued membership of a Member in the Company. “Event of Withdrawal” shall not include an event that (a) terminates the existence of a Member for income tax purposes (including, without limitation, (i) a change in entity classification of a Member under Treasury Regulations Section 301.7701-3, (ii) a sale of assets by, or liquidation of, a Member pursuant to an election under Code Sections 336 or 338, or (iii) merger, severance, or allocation within a trust or among sub-trusts of a trust that is a Member) but that (b) does not terminate the existence of such Member under applicable state law (or, in the case of a trust that is a Member, does not terminate the trusteeship of the fiduciaries under such trust with respect to all the Units of such trust that is a Member).

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and any applicable rules and regulations promulgated thereunder, and any successor to such statute, rules or regulations.

“Exchange Election Notice” has the meaning set forth in Section 11.03(b).

“Fair Market Value” of a specific asset of the Company will mean the amount which the Company would receive in an all-cash sale of such asset in an arms-length transaction with a willing unaffiliated third party, with neither party having any compulsion to buy or sell, consummated on the day immediately preceding the date on which the event occurred which necessitated the determination of the Fair Market Value (and after giving effect to any transfer taxes payable in connection with such sale), as such amount is determined by the Manager (or, if pursuant to Section 14.02, the Liquidators) in its good faith judgment using all factors, information and data it deems to be pertinent.

“Fiscal Period” means any interim accounting period within a Taxable Year established by the Manager and which is permitted or required by Section 706 of the Code.

“Fiscal Year” means the Company’s annual accounting period established pursuant to Section 8.02.

“Governmental Entity” means (a) the United States of America, (b) any other sovereign nation, (c) any state, province, district, territory or other political subdivision of (a) or (b) of this definition, including, but not limited to, any county, municipal or other local subdivision of the foregoing, or (d) any agency, arbitrator or arbitral body, authority, board, body, bureau, commission, court, department, entity, instrumentality, organization or tribunal exercising executive, legislative, judicial, regulatory or administrative functions of government on behalf of (a), (b) or (c) of this definition.

“Indemnified Person” has the meaning set forth in Section 7.04(a).

“Initial LLC Agreement” has the meaning set forth in the Recitals.

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended from time to time.

“Investor Warrants” means warrants to purchase Common Units of the Company with terms substantially similar to the ParentCo Series A Investor Warrants.

“Joinder” means a joinder to this Agreement, in form and substance substantially similar to Exhibit A to this Agreement.

“Law” means all laws, statutes, ordinances, rules and regulations of any Governmental Entity.

“Liquidating Event” has the meaning set forth in Section 14.01.

“Liquidation Preference” has the meaning set forth in the Series A Certificate of Designation.

“Liquidator” has the meaning set forth in Section 14.02.

“LLC Employee” means an employee of, or other service provider (including, without limitation, any management member whether or not treated as an employee for the purposes of U.S. federal income tax) to, the Company or any of its Subsidiaries, in each case acting in such capacity.

“Losses” means items of loss or deduction of the Company determined according to Section 5.01(a).

“Manager” has the meaning set forth in Section 6.01(a).

“Market Price” means, with respect to a share of Class A Common Stock as of a specified date, the last sale price per share of Class A Common Stock, regular way, or if no such sale took place on such day, the average of the closing bid and asked prices per share of Class A Common Stock, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the Stock Exchange or, if the Class A Common Stock is not listed or admitted to trading on the Stock Exchange, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Class A Common Stock is listed or admitted to trading or, if the Class A Common Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if the Class A Common Stock is not quoted by any such system, the average of the closing bid and asked prices as furnished by a professional market maker making a market in shares of Class A Common Stock selected by the Corporate Board or, in the event that no trading price is available for the shares of Class A Common Stock, the fair market value of a share of Class A Common Stock, as determined in good faith by the Corporate Board.

“Member” means, as of any date of determination, (a) each of the members named on the Schedule of Members and (b) any Person admitted to the Company as a Substituted Member or Additional Member in accordance with Article XII, but in each case only so long as such Person is shown on the Company’s books and records as the owner of one or more Units, each in its capacity as a member of the Company.

“Member Minimum Gain” has the meaning ascribed to “partner nonrecourse debt minimum gain” set forth in Treasury Regulations Section 1.704-2(i). It is further understood that the determination of Member Minimum Gain and the net increase or decrease in Member Minimum Gain shall be made in the same manner as required for such determination of Company Minimum Gain under Treasury Regulations Sections 1.704-2(d) and 1.704-2(g)(3).

“Member Nonrecourse Debt” has the meaning of “partner nonrecourse debt” set forth in Treasury Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Deductions” has the meaning of “partner nonrecourse deductions” set forth in Treasury Regulations Sections 1.704-2(i)(1) and 1.704-2(i)(2).

“MidCo” has the meaning set forth in the preamble to this Agreement.

“Noncompensatory Option” has the meaning set forth in Treasury Regulations Section 1.721-2(f).

“Nonrecourse Deductions” has the meaning assigned that term in Treasury Regulations Section 1.704-2(b)(1).

“Nonrecourse Liability” is defined in Treasury Regulations Section 1.704-2(b)(3).

“Officer” and “Officers” have the meanings set forth in Section 6.01(b).

“Optionee” means a Person to whom a stock option is granted under any Stock Option Plan.

“Other Agreements” has the meaning set forth in Section 10.04.

“ParentCo Series A Investor Warrants” has the meaning set forth in the Combination Agreement.

“ParentCo Warrants” has the meaning set forth in the Combination Agreement.

“Partnership Representative” has the meaning set forth in Section 9.03.

“Partnership Tax Audit Rules” means Code Sections 6221 through 6241, together with any guidance issued thereunder or successor provisions and any similar provision of state or local tax laws.

“Per Unit Capital Amount” means, as of any date of determination, the Capital Account, stated on a per Unit basis, underlying any class of Units held by a Member.

“Percentage Interest” means, as among an individual class of Units and with respect to a Member at a particular time, such Member’s percentage interest in the Company determined by dividing the number of such Member’s Units of such class by the total number of Units of all Members of such class at such time. The Percentage Interests of the Members, in the aggregate among an individual class of Units, shall always equal exactly 100.0000%. The Manager may make adjustments, as necessary, to ensure that the Percentage Interest of Members, in the aggregate among an individual class of Units, equals exactly 100.0000%.

“Permitted Redemption Event” means any of the following events, which has or is occurring, or is otherwise satisfied, as of the Redemption Date:

(i) the Redemption is part of one or more Redemptions by a Member and any related persons (within the meaning of Section 267(b) or 707(b)(1) of the Code) that is part of a “block transfer” within the meaning of Treasury Regulations Section 1.7704-1(e)(2) (for this purpose, treating the Corporation as a “general partner” within the meaning of Treasury Regulations Section 1.7704-1(k)(1));

(ii) the Redemption is in connection with a Pubco Offer; provided that any such Redemption pursuant to this clause (ii) shall be effective immediately prior to the consummation of the closing of the Pubco Offer date (and, for the avoidance of doubt, shall not be effective if such Pubco Offer is not consummated); or

(iii) the Redemption is permitted by the Corporation, in its sole discretion, in connection with circumstances not otherwise set forth herein, if the Corporation determines, after consultation with Tax Counsel, that the Company would not reasonably be expected to be treated as a “publicly traded partnership” under Section 7704 of the Code as a result of or in connection with such Redemption.

“Permitted Transfer” has the meaning set forth in Section 10.02.

“Permitted Transferee” has the meaning set forth in Section 10.02.

“Person” means an individual or any corporation, partnership, limited liability company, trust, unincorporated organization, association, joint venture or any other organization or entity, whether or not a legal entity.

“Preferred Unit Related Taxes” has the meaning set forth in Section 4.01(b)(i)(A).

“Preferred Unitholder” means a Member who is the holder of Preferred Units.

“Preferred Units” means Series A Preferred Units and Series B Preferred Units.

“Private Placement Safe Harbor” means the “private placement” safe harbor set forth in Treasury Regulations Section 1.7704-1(h)(1).

“Pro rata,” “pro rata portion,” “according to their interests,” “ratably,” “proportionately,” “proportional,” “in proportion to,” “based on the number of Units held,” “based upon the percentage of Units held,” “based upon the number of Units outstanding,” and other terms with similar meanings, when used in the context of a number of Units of the Company relative to other Units, means as amongst an individual class of Units, pro rata based upon the number of such Units within such class of Units.

“Profits” or “Losses” means, for each Taxable Year or other Fiscal Period, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be separately stated pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments (without duplication):

(a) any income or gain of the Company that is exempt from U.S. federal income tax or otherwise described in Section 705(a)(1)(B) of the Code and not otherwise taken into account in computing Profits or Losses shall be added to such taxable income or loss;

(b) any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses, shall be subtracted from such taxable income or loss;

(c) in the event the Book Value of any Company asset is adjusted pursuant to clause (b) or (c) of the definition of Book Value above, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Book Value of the Company asset) or an item of loss (if the adjustment decreases the Book Value of the Company asset) from the disposition of such asset and shall, except to the extent allocated pursuant to Section 5.03, be taken into account for purposes of computing Profits or Losses;

(d) gain or loss resulting from any disposition of Company assets with respect to which gain or loss is recognized for U.S. federal income tax purposes shall be computed with reference to the Book Value of the asset disposed of, notwithstanding that the adjusted tax basis of such asset differs from its Book Value;

(e) in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation;

(f) to the extent an adjustment to the adjusted tax basis of any asset pursuant to Section 734(b) of the Code is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Account balances as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or an item of loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses; and

(g) any items of income, gain, loss or deduction that are specifically allocated pursuant to the provisions of Section 5.03 shall not be taken into account in computing Profits or Losses for any taxable year, but such items available to be specially allocated pursuant to Section 5.03 will be determined by applying rules analogous to those set forth in clauses (a) through (f) above.

“Pubco Offer” has the meaning set forth in Section 10.09(b).

“Pushout Election” has the meaning set forth in Section 9.04.

“Quarterly Redemption Date” means, either (x) for each fiscal quarter during any period in which the Company does not reasonably expect to satisfy the requirements of the Private Placement Safe Harbor, the first Business Day occurring after the 60th day after the expiration of the applicable Quarterly Redemption Notice Period, beginning with the first applicable Quarterly Redemption Date that will fall on or after the waiver or expiration of any contractual lock-up period relating to the shares of the Corporation that may be applicable to a Member, (y) for each fiscal quarter during any period in which the Company reasonably expects to satisfy the requirements of the Private Placement Safe Harbor, the first Business Day following the end of the Redemption Black-Out Period applicable after the Quarterly Redemption Notice Period or (z) such other date as the Corporation shall determine in its sole discretion; provided that with respect to clause (x) above, (i) such date is at least 60 days after the expiration of the Quarterly Redemption Notice Period (unless the Corporation is advised by Tax Counsel that a date that is less than 60 days after the expiration of the Quarterly Redemption Notice Period would not reasonably be expected (at a “should” or higher level of confidence) to cause the Company to be treated as a “publicly traded partnership” under Section 7704 of the Code), (ii) the Corporation shall use commercially reasonable efforts to ensure that at least one Quarterly Redemption Date occurs each fiscal quarter and (iii) the Corporation shall not permit more than four Quarterly Redemption Dates to occur in a fiscal year unless advised by Tax Counsel that each Quarterly Redemption Date after the fourth Quarterly Redemption Date in a fiscal year would not reasonably be expected (at a “should” or higher level of confidence) to cause the Company to be treated as a “publicly traded partnership” under Section 7704 of the Code.

“Quarterly Redemption Notice Period” means, for each fiscal quarter, (i) during any period in which the Company does not reasonably expect to satisfy the requirements of the Private Placement Safe Harbor the period commencing on the third (3rd) Business Day after the day on which the Corporation releases its earnings for the prior fiscal period, beginning with the first such date that falls on or after the waiver or expiration of any contractual lock-up period relating to the shares of the Corporation that may be applicable to a Member (or such other date within such quarter as the Corporation shall determine in its sole discretion) and ending five (5) Business Days thereafter, or (ii) during any period in which the Company reasonably expects to satisfy the requirements of the Private Placement Safe Harbor, the period commencing on the tenth (10th) Business Day prior to the last Business Day of each fiscal quarter and ending on the last Business Day of each fiscal quarter. Notwithstanding the foregoing, the Corporation may change the definition of Quarterly Redemption Notice Period with respect to any Quarterly Redemption Notice Period scheduled to occur in a calendar quarter subsequent to the then-current calendar quarter if (x) the revised definition provides for a Quarterly Redemption Notice Period occurring at least once in each calendar quarter, (y) the first Quarterly Redemption Notice Period pursuant to the revised definition will occur no less than 10 Business Days from the date written notice of such change is sent to each Member (other than the Corporation) and (z) the revised definition, together with the revised Quarterly Redemption Date resulting therefrom, do not materially adversely affect the ability of Members to exercise their Redemption rights pursuant to this Agreement.

“Redeemed Units” has the meaning set forth in Section 11.01(a).

“Redeemed Units Equivalent” means the product of (a) the applicable number of Redeemed Units, multiplied by (b) the Common Unit Redemption Price.

“Redeeming Member” has the meaning set forth in Section 11.01(a).

“Redemption” has the meaning set forth in Section 11.01(a).

“Redemption Black-Out Period” means (i) any “black-out” or similar period under the Corporation’s policies covering trading in the Corporation’s securities to which the applicable Redeeming Member is subject (or will be subject at such time as it owns Class A Common Stock), which period restricts the ability of such Redeeming Member to immediately resell shares of Class A Common Stock to be delivered to such Redeeming Member in connection with a Share Settlement and (ii) the period of time commencing on (x) the date of the declaration of a dividend by the Corporation and ending on the first day following (y) the record date determined by the Corporate Board with respect to such dividend declared pursuant to clause (x), which period of time shall be no longer than 10 Business Days; provided that in no event shall an Redemption Black-Out Period which respect to clause (ii) of the definition hereof occur more than four times per calendar year.

“Redemption Date” means, (i) in the case of an Unrestricted Redemption, a date specified by the Redeeming Member in the Redemption Notice, which shall not be less than (5) Business Days after delivery of such Redemption Notice (unless and to the extent that the Manager in its sole discretion agrees in writing to waive such time periods) or, if no such date is specified, a date determined by the Manager which shall not be less than (5) Business Days nor more than ten (10) Business Days after delivery of such Redemption Notice, on which the exercise of the Redemption Right shall be completed, (ii) in the case of a Redemption pursuant to a Company Redemption Right, a date, not less than three (3) Business Days nor more than ten (10) Business Days after delivery of such Company Redemption Notice, on which exercise of the Company Redemption Right shall be completed and (iii) in any other case, the Quarterly Redemption Date; provided that if the Redemption Date for any Redemption with respect to which the Corporation elects to make a Share Settlement would otherwise fall within any Redemption Black-Out Period, then the Redemption Date shall occur on the next Business Day following the end of such Redemption Black-Out Period.

“Redemption Notice” has the meaning set forth in Section 11.01(a).

“Redemption Right” has the meaning set forth in Section 11.01(a).

“Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of the Effective Date, by and among the Corporation, certain of the Members as of the Effective Date and certain other Persons whose signatures are affixed thereto (together with any joinder thereto from time to time by any successor or assign to any party to such agreement) (as it may be amended from time to time in accordance with its terms).

“Regulatory Allocations” has the meaning set forth in Section 5.03(i).

“Reinvestment Shares” has the meaning set forth in the SLA.

“Restricted Retraction Notice” has the meaning set forth in Section 11.01(c).

“Retraction Notice” has the meaning set forth in Section 11.01(c).

“Schedule of Members” has the meaning set forth in Section 3.01(a).

“SEC” means the U.S. Securities and Exchange Commission, including any governmental body or agency succeeding to the functions thereof.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and applicable rules and regulations thereunder, and any successor to such statute, rules or regulations. Any reference herein to a specific section, rule or regulation of the Securities Act shall be deemed to include any corresponding provisions of future Law.

“Series A Certificate of Designation” means the Certificate of Designation of Preferences, Rights and Limitations of Series A Perpetual Preferred Stock of the Corporation, dated March 4, 2026.

“Series A Preferred Stock” means the shares of Series A Perpetual Preferred Stock, par value $0.0001 per share, of the Corporation.

“Series A Preferred Units” means a Unit designated as a “Series A Preferred Unit” and having the rights and obligations specified with respect to the Series A Preferred Units in this Agreement.

“Series B Certificate of Designation” means the Certificate of Designation of Preferences, Rights and Limitations of Series B Perpetual Participating Stock of the Corporation, dated March 4, 2026.

“Series B Preferred Stock” means the shares of Series B Perpetual Participating Convertible Preferred Stock, par value $0.0001 per share, of the Corporation.

“Series B Preferred Units” means a Unit designated as a “Series B Preferred Unit” and having the rights and obligations specified with respect to the Series B Preferred Units in this Agreement.

“Share Settlement” means a number of shares of Class A Common Stock (together with any Corresponding Rights) equal to the number of Redeemed Units.

“SLA” means that certain Sponsor Letter Agreement, dated as of August 5, 2025, by and among EQV Ventures Sponsor LLC, a Delaware limited liability company (“Sponsor”), Midco, the Company, Target, and the other parties thereto.

“Stand-Alone Margin Tax Liability” has the meaning set forth in Section 9.03.

“Stock Exchange” means New York Stock Exchange.

“Stock Option Plan” means any stock option plan now or hereafter adopted by the Company or by the Corporation, including the Corporate Incentive Award Plan.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the voting interests thereof are at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, references to a “Subsidiary” of the Company shall be given effect only at such times that the Company has one or more Subsidiaries, and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Company.

“Substituted Member” means a Person that is admitted as a Member to the Company pursuant to Section 12.01.

“Supplemental Tax Distribution” has the meaning set forth in Section 4.01(c).

“Target” has the meaning set forth in the Recitals.

“Tax Counsel” means a nationally recognized law or accounting firm.

“Tax Distribution” has the meaning set forth in Section 4.01(b)(i).

“Tax Distribution Date” means April 15th, June 15th, September 15th, and December 15th (or such other dates for which individuals or corporations are required to make quarterly estimated tax payments for U.S. federal income tax purposes).

“Taxable Year” means the Company’s annual accounting period for U.S. federal income tax purposes determined pursuant to Section 9.02.

“Total Separate Company Margin Tax Liability” has the meaning set forth in Section 9.03.

“Trading Day” means a day on which the Stock Exchange or such other principal United States securities exchange on which the Class A Common Stock is listed or admitted to trading is open for the transaction of business (unless such trading shall have been suspended for the entire day).

“Transfer” (and, with a correlative meaning, “Transferring”) means any sale, transfer, assignment, redemption, pledge, encumbrance or other disposition of (whether directly or indirectly, whether with or without consideration and whether voluntarily or involuntarily or by operation of Law) (a) any interest (legal or beneficial) in any Equity Securities or (b) any equity or other interest (legal or beneficial) in any Member if substantially all of the assets of such Member consist solely of Units.

“Treasury Regulations” means the final, temporary and (to the extent they can be relied upon) proposed regulations under the Code, as promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.

“Unit” means the fractional interest of a Member in Profits, Losses and Distributions of the Company, and otherwise having the rights and obligations specified with respect to “Units” in this Agreement; provided, however, that any class or group of Units issued shall have the relative rights, powers and duties set forth in this Agreement applicable to such class or group of Units.

“Unit Distributions” has the meaning set forth in Section 4.01(a)(i).

“Unrestricted Redemptions” means any Redemption that is (i) in connection with a Permitted Redemption Event or (ii) that occurs during a Taxable Year in which the Company reasonably expects to satisfy the requirements of the Private Placement Safe Harbor and such Redemption is for an amount equal to at least 50,000 Common Units.

“Unvested Corporate Shares” means shares of Class A Common Stock issuable pursuant to awards granted under the Corporate Incentive Award Plan that are not Vested Corporate Shares.

“Upstairs Warrants” means the ParentCo Warrants and the ParentCo Series A Investor Warrants.

“Value” means (a) for any Stock Option Plan, the Market Price for the Trading Day immediately preceding the date of exercise of a stock option under such Stock Option Plan and (b) for any Equity Plan other than a Stock Option Plan, the Market Price for the Trading Day immediately preceding the Vesting Date.

“Vested Corporate Shares” means the shares of Class A Common Stock issued pursuant to awards granted under the Corporate Incentive Award Plan that are vested pursuant to the terms thereof or any award or similar agreement relating thereto.

“Vesting Date” has the meaning set forth in Section 3.09(c)(ii).

“Warrant Agreements” means warrant agreements between MidCo and the Company, dated as of the date hereof, pursuant to which, among other things, the Company will issue Common Warrants and Investor Warrants to MidCo.

“Warrants” means warrants issued by the Company pursuant to the Warrant Agreements.

Article II
ORGANIZATIONAL MATTERS

Section 2.01 Formation of Company. The Company was formed on July 22, 2025 pursuant to the provisions of the Delaware Act. The filing of the Certificate with the Secretary of State of the State of Delaware are hereby ratified and confirmed in all respects.

Section 2.02 Amended and Restated Limited Liability Company Agreement. The Members hereby execute this Agreement for the purpose of amending, restating and superseding the Initial LLC Agreement in its entirety and otherwise establishing the affairs of the Company and the conduct of its business in accordance with the provisions of the Delaware Act. The Members hereby agree that during the term of the Company set forth in Section 2.06 the rights and obligations of the Members with respect to the Company will be determined in accordance with the terms and conditions of this Agreement and the Delaware Act. No provision of this Agreement shall be in violation of the Delaware Act and to the extent any provision of this Agreement is in violation of the Delaware Act, such provision shall be void and of no effect to the extent of such violation without affecting the validity of the other provisions of this Agreement. Neither any Member nor the Manager nor any other Person shall have appraisal rights with respect to any Units.

Section 2.03 Name. The name of the Company is “Prometheus Holdings LLC”. The Manager in its sole discretion may change the name of the Company at any time and from time to time. Notification of any such change shall be given to all of the Members. The Company’s business may be conducted under its name and/or any other name or names deemed advisable by the Manager.

Section 2.04 Purpose; Powers. The primary business and purpose of the Company shall be to engage in such activities as are permitted under the Delaware Act and determined from time to time by the Manager in accordance with the terms and conditions of this Agreement. The Company shall have the power and authority to take (directly or indirectly through its Subsidiaries) any and all actions and engage in any and all activities necessary, appropriate, desirable, advisable, ancillary or incidental to accomplish the foregoing purpose.

Section 2.05 Principal Office; Registered Office. The principal office of the Company shall be located at such place or places as the Manager may from time to time designate, each of which may be within or outside the State of Delaware. The address of the registered office of the Company in the State of Delaware and the registered agent for service of process on the Company in the State of Delaware shall be the office and registered agent named in the Certificate. The Manager may from time to time change the Company’s registered agent and registered office in the State of Delaware.

Section 2.06 Term. The term of the Company commenced upon the filing of the Certificate in accordance with the Delaware Act and shall continue in perpetuity unless dissolved in accordance with the provisions of Article XIV.

Section 2.07 No State-Law Partnership. The Members intend that the Company not be a partnership (including, without limitation, a limited partnership) or joint venture, and that no Member be a partner or joint venturer of any other Member by virtue of this Agreement, for any purposes other than as set forth in the last sentence of this Section 2.07, and neither this Agreement nor any other document entered into by the Company or any Member relating to the subject matter hereof shall be construed to suggest otherwise. The Members intend that the Company shall be treated as a partnership for U.S. federal and, if applicable, state or local income tax purposes that is a continuation of Target, and that each Member and the Company shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment.

Article III
MEMBERS; UNITS; CAPITALIZATION

Section 3.01 Members.

(a) In connection with the consummation of the transactions contemplated by the Combination Agreement, MidCo acquired Common Units, Series A Preferred Units, Series B Preferred Units, Common Warrants and Investor Warrants from the Company as consideration for the Closing Contributions and was admitted as a Member.

(b) The Company shall maintain a schedule setting forth: (i) the name and address of each Member and (ii) the aggregate number of outstanding Units and the number and class of Units held by each Member (such schedule, the “Schedule of Members”). The applicable Schedule of Members in effect as of the Effective Date and after giving effect to the transactions contemplated by the Combination Agreement is set forth as Schedule 1 to this Agreement. The Company shall also maintain a record of (1) the aggregate amount of cash Capital Contributions that has been made by the Members with respect to their Units and (2) the Fair Market Value of any property other than cash contributed by the Members with respect to their Units (including, if applicable, a description and the amount of any liability assumed by the Company or to which contributed property is subject) in its books and records. The Schedule of Members may be updated by the Manager in the Company’s books and records from time to time, and as so updated, it shall be the definitive record of ownership of each Unit of the Company and all relevant information with respect to each Member. The Company shall be entitled to recognize the exclusive right of a Person registered on its records as the owner of Units for all purposes and shall not be bound to recognize any equitable or other claim to or interest in Units on the part of any other Person, whether or not it shall have express or other notice thereof, except as otherwise provided by the Delaware Act.

(c) No Member shall be required or, except as approved by the Manager pursuant to Section 6.01 and in accordance with the other provisions of this Agreement, permitted to (i) loan any money or property to the Company, (ii) borrow any money or property from the Company or (iii) make any additional Capital Contributions.

(d) Each Member (or transferee thereof) that is treated for U.S. federal income tax purposes as a partnership, S-corporation or grantor trust (or if the Member is a disregarded entity and the Person treated for U.S. federal income tax purposes as the owner of the Member is a partnership, S-corporation, or grantor trust, such partnership, S-corporation or grantor trust), upon receipt of Common Units, represents that such Member was not formed or used for the principal purpose or as one of its principal purposes to permit the Company to satisfy the Private Placement Safe Harbor.

Section 3.02 Units.

(a) Interests in the Company shall be represented by Units, or such other securities of the Company, in each case as the Manager may establish in its discretion in accordance with the terms and subject to the restrictions hereof. At the Effective Date, the Units will be comprised of a single class of Common Units and two classes of preferred Units: Series A Preferred Units and Series B Preferred Units.

(b) Subject to Section 3.03(a), the Manager may (i) issue additional Common Units, Series A Preferred Units or Series B Preferred Units at any time in its sole discretion and (ii) create one or more classes or series of Units or preferred Units solely to the extent such new class or series of Units or preferred Units are substantially economically equivalent to a class of common or other stock of the Corporation or class or series of preferred stock of the Corporation, respectively; provided that as long as there are any Members (other than the Corporation or its Subsidiaries) (i) no such new class or series of Units may deprive such Members of, or dilute or reduce, the allocations and distributions they would have received, and the other rights and benefits to which they would have been entitled, in respect of their Units if such new class or series of Units had not been created and (ii) no such new class or series of Units may be issued, in each case, except to the extent (and solely to the extent) the Company actually receives cash in an aggregate amount, or other property with a Fair Market Value in an aggregate amount, equal to the aggregate distributions that would be made in respect of such new class or series of Units if the Company were liquidated immediately after the issuance of such new class or series of Units.

(c) Subject to Sections 15.03(b) and 15.03(c), the Manager may amend this Agreement, without the consent of any Member or any other Person, in connection with the creation and issuance of such classes or series of Units, pursuant to Sections 3.02(b), 3.03(a), 3.09 or 3.10.

Section 3.03 Authorization and Issuance of Additional Units.

(a) Except as otherwise determined by the Manager in good faith to be fair and reasonable to the shareholders and other equityholders of the Corporation and to the Members to preserve the intended economic effect of this Section 3.03, Section 11.01 and the other provisions hereof:

(i) the Company and the Corporation shall undertake all actions, including, without limitation, an issuance, reclassification, distribution, division or recapitalization, with respect to the Common Units and the Class A Common Stock or Class B Common Stock, as applicable, to maintain at all times (i) a one-to-one ratio between the number of Common Units owned by the Corporation, directly or indirectly, and the number of outstanding shares of Class A Common Stock, (ii) a one-to-one ratio between the number of Common Units owned by Members (other than the Corporation and its wholly owned Subsidiaries), directly or indirectly, and the number of outstanding shares of Class B Common Stock owned by such Members, directly or indirectly, (iii) a one-to-one ratio between the number of Series A Preferred Units owned by the Corporation, directly or indirectly, and the number of outstanding shares of Series A Preferred Stock, (iv) a one-to-one ratio of Series B Preferred Units owned by the corporation, directly or indirectly, and the number of outstanding shares of Series B Preferred Stock, (v) one-to-one ratio between the number of Common Warrants owned by the Corporation, directly or indirectly, and the number of outstanding ParentCo Warrants, (vi) a one-to-one ratio between the number of Investor Warrants owned by the Corporation, directly or indirectly, and the number of outstanding ParentCo Series A Investor Warrants and (vii) a one-to-one ratio between the number of Reinvestment Shares issued in book-entry form by the Corporation and the number of Common Units issued in book-entry form by the Company, in each case, disregarding, for purposes of maintaining the one-to-one ratio, (A) Unvested Corporate Shares, (B) treasury stock or (C) preferred stock or other debt or equity securities (including, without limitation, warrants, options or rights) issued by the Corporation that are convertible into or exercisable or exchangeable for Class A Common Stock or Class B Common Stock (except to the extent the net proceeds from such other securities, including any exercise or purchase price payable upon conversion, exercise or exchange thereof, has been contributed by the Corporation to the equity capital of the Company);

(ii) in the event the Corporation issues, transfers or delivers from treasury stock or repurchases Class A Common Stock, the Manager and the Corporation shall take all actions such that, after giving effect to all such issuances, transfers, deliveries or repurchases, the number of outstanding Common Units owned, directly or indirectly, by the Corporation will equal on a one-for-one basis the number of outstanding shares of Class A Common Stock;

(iii) in the event the Corporation issues, transfers or delivers from treasury stock or repurchases or redeems the Corporation’s preferred stock, the Manager and the Corporation shall take all actions such that, after giving effect to all such issuances, transfers, deliveries, repurchases or redemptions, the Corporation, directly or indirectly, holds (in the case of any issuance, transfer or delivery) or ceases to hold (in the case of any repurchase or redemption) equity interests in the Company which (in the good faith determination by the Manager) are in the aggregate substantially economically equivalent to the outstanding preferred stock of the Corporation so issued, transferred, delivered, repurchased or redeemed;

(iv) the Company and the Corporation shall not undertake any subdivision (by any Common Unit split, stock split, Common Unit distribution, stock distribution, reclassification, division, recapitalization or similar event) or combination (by reverse Common Unit split, reverse stock split, reclassification, division, recapitalization or similar event) of the Common Units, Class A Common Stock or Class B Common Stock, as applicable, that is not accompanied by an identical subdivision or combination of Class A Common Stock, Class B Common Stock or Common Units, respectively, to maintain at all times (x) a one-to-one ratio between the number of Common Units owned, directly or indirectly, by the Corporation and the number of outstanding shares of Class A Common Stock and (y) a one-to-one ratio between the number of Common Units owned by Members (other than the Corporation and its Subsidiaries) and the number of outstanding shares of Class B Common Stock, in each case, unless such action is necessary to maintain at all times a one-to-one ratio between either the number of Common Units owned, directly or indirectly, by the Corporation and the number of outstanding shares of Class A Common Stock or the number of Common Units owned by Members (other than the Corporation and its Subsidiaries) and the number of outstanding shares of Class B Common Stock as contemplated by the first sentence of this Section 3.03(a); and

(v) In the event any holder of an Upstairs Warrant exercises an Upstairs Warrant, then the Corporation shall cause MidCo to cause a corresponding exercise (including by effecting such exercise in the same manner, i.e., by payment of a cash exercise price or on a cashless basis) of a Warrant with similar terms held by MidCo, such that the number of shares of Class A Common Stock issued in connection with the exercise of such Upstairs Warrants shall be matched with a corresponding number of Common Units issued by the Company to MidCo pursuant to a Warrant Agreement. Upon the valid exercise of a Warrant by MidCo in accordance with a Warrant Agreement pursuant to the immediately preceding sentence, the Company shall issue to MidCo the number of Common Units contemplated thereby, free and clear of all liens and encumbrances other than those arising under applicable securities laws and this Agreement. The Corporation agrees that it will not cause MidCo to exercise any Warrants other than in connection with the corresponding exercise of an Upstairs Warrant. In the event that an Upstairs Warrant is redeemed, the Company will redeem a Warrant with similar terms held by MidCo.

(vi) In the event that the Corporation issues a Reinvestment Share in book-entry form through the Corporation’s transfer agent, the Company shall issue a Common Unit to the Corporation in book-entry form through the Company’s transfer agent.

(b) The Company shall only be permitted to issue additional Common Units, Preferred Units, and/or establish other classes or series of Units or other Equity Securities in the Company to the Persons and on the terms and conditions provided for in Section 3.02, this Section 3.03, Section 3.09, Section 3.10 and Section 5.07(c). Subject to the foregoing and Sections 15.03(b) and 15.03(c), the Manager may cause the Company to issue additional Common Units authorized under this Agreement and/or establish other classes or series of Units or other Equity Securities in the Company at such times and upon such terms as the Manager shall determine and the Manager shall amend this Agreement as necessary in connection with the issuance of additional Units or other Equity Securities in the Company and admission of additional Members under this Section 3.03 without the requirement of any consent or acknowledgement of any other Member.

(c) Notwithstanding any other provision of this Agreement (including Section 3.03(a)), if the Corporation acquires or holds any material amount of cash in excess of any monetary obligations it reasonably anticipates, the Corporation may, in its sole discretion:

(i) contribute (or cause to be contributed) such excess cash amount to the Company in exchange for a number of Common Units or other Equity Securities of the Company determined in its sole discretion, and distribute to the holders of Class A Common Stock shares of Class A Common Stock (if the Company issues Common Units to MidCo or the Corporation) or such other equity securities of the Corporation (if the Company issues Equity Securities of the Company other than Common Units to MidCo or the Corporation) corresponding to the Equity Securities issued by the Company and with substantially the same rights to dividends and distributions (including distributions upon liquidation, but taking into account differences resulting from any tax or other liabilities borne by the Corporation) and other economic rights as those of such Equity Securities of the Company issued; or

(ii) use such excess cash amount in such other manner, and make such other adjustments to or take such other actions with respect to the capitalization of the Corporation and the Company and to the one-to-one exchange ratio between Common Units and Class A Common Stock, as the Corporation in good faith determines to be fair and reasonable to the shareholders and other equityholders of the Corporation and to the Members to preserve the intended economic effect of this Section 3.03, Section 11.01 and the other provisions hereof.

Section 3.04 Repurchase or Redemption of Shares of Class A Common Stock. Except as otherwise determined by the Manager in connection with the use of cash or other assets held by the Corporation, if at any time, any shares of Class A Common Stock are repurchased or redeemed (whether by exercise of a put or call, automatically or by means of another arrangement) by the Corporation for cash, then the Manager shall cause the Company, immediately prior to such repurchase or redemption of Class A Common Stock, to redeem a corresponding number of Common Units held (directly or indirectly) by the Corporation, at an aggregate redemption price equal to the aggregate purchase or redemption price of the shares of Class A Common Stock being repurchased or redeemed by the Corporation (plus any expenses related thereto) and upon such other terms as are the same for the shares of Class A Common Stock being repurchased or redeemed by the Corporation; provided that, if the Corporation uses the net proceeds from an issuance of Class A Common Stock (solely to the extent such net proceeds were not contributed to the Company and an equal number of Common Units were issued in connection with such issuance of Class A Common Stock in accordance with this Agreement) to fund such repurchase or redemption, then the Company shall not redeem or cancel a corresponding number of Common Units held (directly or indirectly) by the Corporation. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make any repurchase or redemption if such repurchase or redemption would violate any applicable Law.

Section 3.05 Certificates Representing Units; Lost, Stolen or Destroyed Certificates; Registration and Transfer of Units.

(a) Units shall not be certificated unless otherwise determined by the Manager. If the Manager determines that one or more Units shall be certificated, each such certificate shall be signed by or in the name of the Company, by the Chief Executive Officer, Chief Financial Officer, General Counsel, Secretary or any other officer designated by the Manager, representing the number of Units held by such holder. Such certificate shall be in such form (and shall contain such legends) as the Manager may determine. Any or all of such signatures on any certificate representing one or more Units may be a facsimile, engraved or printed, to the extent permitted by applicable Law. No Units shall be treated as a “security” within the meaning of Article 8 of the Uniform Commercial Code unless all Units then outstanding are certificated; notwithstanding anything to the contrary herein, including Section 15.03, the Manager is authorized to amend this Agreement in order for the Company to opt-in to the provisions of Article 8 of the Uniform Commercial Code without the consent or approval of any Member of any other Person.

(b) If Units are certificated, the Manager may direct that a new certificate representing one or more Units be issued in place of any certificate theretofore issued by the Company alleged to have been lost, stolen or destroyed, upon delivery to the Manager of an affidavit of the owner or owners of such certificate, setting forth such allegation. The Manager may require the owner of such lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Company a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of any such new certificate.

(c) To the extent Units are certificated, upon surrender to the Company or the transfer agent of the Company, if any, of a certificate for one or more Units, duly endorsed or accompanied by appropriate evidence of succession, assignment or authority to transfer, in compliance with the provisions hereof, the Company shall issue a new certificate representing one or more Units to the Person entitled thereto, cancel the old certificate and record the transaction upon its books. Subject to the provisions of this Agreement, the Manager may prescribe such additional rules and regulations as it may deem appropriate relating to the issue, Transfer and registration of Units.

Section 3.06 Negative Capital Accounts. No Member shall be required to pay to any other Member or the Company any deficit or negative balance which may exist from time to time in such Member’s Capital Account (including upon and after dissolution of the Company).

Section 3.07 No Withdrawal. No Person shall be entitled to withdraw any part of such Person’s Capital Contribution or Capital Account or to receive any Distribution from the Company, except as expressly provided in this Agreement.

Section 3.08 Loans From Members. Loans by Members to the Company shall not be considered Capital Contributions. Subject to the provisions of Section 3.01(d), the amount of any such advances shall be a debt of the Company to such Member and shall be payable or collectible in accordance with the terms and conditions upon which such advances are made.

Section 3.09 Corporate Stock Option Plans and Equity Plans.

(a) Options Granted to Persons other than LLC Employees. If at any time or from time to time, in connection with any Stock Option Plan, a stock option granted over shares of Class A Common Stock to a Person other than an LLC Employee is duly exercised:

(i) The Corporation shall, as soon as practicable after such exercise, make a Capital Contribution to the Company in an amount equal to the exercise price paid to the Corporation by such exercising Person in connection with the exercise of such stock option.

(ii) Notwithstanding the amount of the Capital Contribution actually made pursuant to Section 3.09(a)(i), the Corporation shall be deemed to have contributed to the Company as a Capital Contribution, in lieu of the Capital Contribution actually made and in consideration of additional Common Units, an amount equal to the Value of a share of Class A Common Stock as of the date of such exercise multiplied by the number of shares of Class A Common Stock then being issued by the Corporation in connection with the exercise of such stock option.

(iii) The Corporation shall receive in exchange for such Capital Contributions (as deemed made under Section 3.09(a)(ii)), a number of Common Units equal to the number of shares of Class A Common Stock for which such option was exercised.

(b) Options Granted to LLC Employees. If at any time or from time to time, in connection with any Stock Option Plan, a stock option granted over shares of Class A Common Stock to an LLC Employee is duly exercised:

(i) The Corporation shall sell to the Optionee, and the Optionee shall purchase from the Corporation, for a cash price per share equal to the Value of a share of Class A Common Stock at the time of the exercise, the number of shares of Class A Common Stock equal to the quotient of (x) the exercise price payable by the Optionee in connection with the exercise of such stock option divided by (y) the Value of a share of Class A Common Stock at the time of such exercise.

(ii) The Corporation shall sell to the Company (or if the Optionee is an employee of, or other service provider to, a Subsidiary, the Corporation shall sell to such Subsidiary), and the Company (or such Subsidiary, as applicable) shall purchase from the Corporation, a number of shares of Class A Common Stock equal to the difference between (x) the number of shares of Class A Common Stock as to which such stock option is being exercised minus (y) the number of shares of Class A Common Stock sold pursuant to Section 3.09(b)(i) hereof. The purchase price per share of Class A Common Stock for such sale of shares of Class A Common Stock to the Company (or such Subsidiary) shall be the Value of a share of Class A Common Stock as of the date of exercise of such stock option.

(iii) The Company shall transfer to the Optionee (or if the Optionee is an employee of, or other service provider to, a Subsidiary, the Subsidiary shall transfer to the Optionee) at no additional cost to such LLC Employee and as additional compensation (and not a distribution) to such LLC Employee, the number of shares of Class A Common Stock described in Section 3.09(b)(ii).

(iv) The Corporation shall, as soon as practicable after such exercise, make a Capital Contribution to the Company in an amount equal to all proceeds received (from whatever source, but excluding any payment in respect of payroll taxes or other withholdings) by the Corporation in connection with the exercise of such stock option. The Corporation shall receive for such Capital Contribution, a number of Common Units equal to the number of shares of Class A Common Stock for which such option was exercised.

(c) Restricted Stock Granted to LLC Employees. If at any time or from time to time, in connection with any Equity Plan (other than a Stock Option Plan), any shares of Class A Common Stock are issued to an LLC Employee (including any shares of Class A Common Stock that are subject to forfeiture in the event such LLC Employee terminates his or her employment with the Company or any Subsidiary) in consideration for services performed for the Company or any Subsidiary:

(i) The Corporation shall issue such number of shares of Class A Common Stock as are to be issued to such LLC Employee in accordance with the Equity Plan;

(ii) On the date (such date, the “Vesting Date”) that the Value of such shares is includible in taxable income of such LLC Employee, the following events will be deemed to have occurred: (1) the Corporation shall be deemed to have sold such shares of Class A Common Stock to the Company (or if such LLC Employee is an employee of, or other service provider to, a Subsidiary, to such Subsidiary) for a purchase price equal to the Value of such shares of Class A Common Stock, (2) the Company (or such Subsidiary) shall be deemed to have delivered such shares of Class A Common Stock to such LLC Employee, (3) the Corporation shall be deemed to have contributed the purchase price for such shares of Class A Common Stock to the Company as a Capital Contribution, and (4) in the case where such LLC Employee is an employee of a Subsidiary, the Company shall be deemed to have contributed such amount to the capital of the Subsidiary; and

(iii) The Company shall issue to the Corporation on the Vesting Date a number of Common Units equal to the number of shares of Class A Common Stock issued under Section 3.09(c)(i) in consideration for a Capital Contribution that the Corporation is deemed to make to the Company pursuant to clause (3) of Section 3.09(c)(ii) above.

(d) Future Stock Incentive Plans. Nothing in this Agreement shall be construed or applied to preclude or restrain the Corporation from adopting, modifying or terminating stock incentive plans for the benefit of employees, directors or other business associates of the Corporation, the Company or any of their respective Affiliates. The Members acknowledge and agree that, in the event that any such plan is adopted, modified or terminated by the Corporation, amendments to this Section 3.09 may become necessary or advisable and that any approval or consent to any such amendments requested by the Corporation shall be deemed granted by the Manager and the Members, as applicable, without the requirement of any further consent or acknowledgement of any other Member.

(e) Anti-dilution adjustments. For all purposes of this Section 3.09, the number of shares of Class A Common Stock and the corresponding number of Common Units shall be determined after giving effect to all anti-dilution or similar adjustments that are applicable, as of the date of exercise or vesting, to the option, warrant, restricted stock or other equity interest that is being exercised or becomes vested under the applicable Stock Option Plan or other Equity Plan and applicable award or grant documentation.

Section 3.10 Dividend Reinvestment Plan, Cash Option Purchase Plan, Stock Incentive Plan or Other Plan. Except as may otherwise be provided in this Article III, all amounts received or deemed received by the Corporation in respect of any dividend reinvestment plan, cash option purchase plan, stock incentive or other stock or subscription plan or agreement, either (a) shall be utilized by the Corporation to effect open market purchases of shares of Class A Common Stock, or (b) if the Corporation elects instead to issue new shares of Class A Common Stock with respect to such amounts, shall be contributed by the Corporation to the Company in exchange for additional Common Units. Upon such contribution, the Company will issue to the Corporation a number of Common Units equal to the number of new shares of Class A Common Stock so issued.

Article IV
DISTRIBUTIONS

Section 4.01 Distributions Generally.

(a) Distributable Cash; Other Distributions.

(i) After making provision for Distributions under Section 4.01(b), Distributions shall, with respect to each outstanding Series A Preferred Unit, accrue at the Applicable Dividend Rate (as defined in the Series A Certificate of Designation) (the “Accrued Distributions”). Such Distributions may be paid in cash (“Cash Distributions”) or additional Series A Preferred Units (“Unit Distributions”) only to the extent that an equal amount of cash dividends or Series A Preferred Stock dividends are declared by the Corporation with respect to the Series A Preferred Stock, and when so declared, shall be payable immediately prior to the time that such cash dividends or Series A Preferred Stock dividends are paid by the Corporation with respect to the Series A Preferred Stock. Once a Cash Distribution or Unit Distribution has been made under this Section 4.01(a)(i) in respect of an Accrued Distribution, the amount of Accrued Distributions shall be reduced by the amount of such Cash Distribution or Unit Distribution (whose Fair Market Value shall be determined by using the Market Price of the Class A Common Stock on the date the corresponding dividend of Class A Common Stock was declared by the Corporation).

(ii) After making or providing for any Distributions under Section 4.01(a)(i) and Section 4.01(b), to the extent permitted by applicable Law and hereunder, Distributions to Common Unitholders and Series B Preferred Unitholders may be declared by the Manager out of Distributable Cash or other funds or property legally available therefor in such amounts, at such time and on such terms (including the payment dates of such Distributions) as the Manager in its sole discretion shall determine using such record date as the Manager may designate. All Distributions made under this Section 4.01(a)(ii) shall be made to the Common Unitholders and Series B Preferred Unitholders as of the close of business on such record date on a pro rata basis in accordance with each Member’s Common Unit Percentage Interest; provided, however, that the Manager shall have the obligation to make Distributions as set forth in Sections 4.01(b) and 14.02; provided further that notwithstanding any other provision herein to the contrary, no Distributions shall be made to any Member to the extent such Distribution would render the Company insolvent or violate the Delaware Act. For purposes of the foregoing sentence, insolvency means the inability of the Company to meet its payment obligations when due.

(b) Tax Distributions.

(i) The Company shall, subject to any restrictions contained in any agreement to which the Company is bound, make cash distributions out of legally available funds, (“Tax Distributions”) as follows:

(A)	to the Corporation in such amounts as the Manager reasonably determines is necessary to enable the Corporation to timely satisfy all of its U.S. federal, state and local and non-U.S. tax liabilities with respect to any items of gross income and gain allocated to it with respect to the Series A Preferred Units (the “Preferred Unit Related Taxes”); provided that, any amount distributed pursuant to this Section 4.01(b)(i)(A) in excess of the Corporation’s actual U.S. federal, state and local and non-U.S. cash tax liabilities with respect to such Taxable Year, as finally determined, shall be treated as an advance against, and shall reduce, subsequent distributions made pursuant to this Section 4.01(b)(i)(A); and

(B)	to the Common Unitholders and Series B Preferred Unitholders, pro rata in accordance with each such Person’s Common Unit Percentage Interest, in such amounts as the Manager reasonably determines is necessary to enable the Corporation to timely satisfy all of its U.S. federal, state and local and non-U.S. tax liabilities (other than Preferred Unit Related Taxes).

(ii) Tax Distributions pursuant to Section 4.01(b)(i) shall be estimated by the Company on a quarterly basis and, to the extent feasible, shall be distributed to the Members (together with a statement showing the calculation of such Tax Distribution and an estimate of the Company’s net taxable income allocable to each Member for such period) on a quarterly basis on each Tax Distribution Date. A final accounting for Tax Distributions shall be made for each Taxable Year after the allocation of the Company’s actual net taxable income or loss has been determined and any shortfall in the amount of Tax Distributions a Member received for such Taxable Year based on such final accounting shall promptly be distributed to such Member. For the avoidance of doubt, any excess Tax Distributions a Member receives with respect to any Taxable Year shall reduce future Tax Distributions otherwise required to be made to such Member with respect to any subsequent Taxable Year, but shall not reduce Tax Distributions made to a Member to provide such Member with its Common Unit Percentage Interest of Tax Distributions made pursuant to Section 4.01(b)(i)(B). Notwithstanding anything to the contrary in this Agreement, the Manager shall make, in its reasonable discretion, equitable adjustments (downward (but not below zero) or upward) to the Members’ Tax Distributions (but in any event pro rata in proportion to the Members’ respective number of Common Units) to take into account increases or decreases in the number of Common Units held by each Member during the relevant period.

(c) If a Common Unitholder has an Assumed Tax Liability at a Tax Distribution Date in excess of the sum of the amount of distributions made to such Common Unitholder under Section 4.01(b)(i)(B) and this Section 4.01(c) during the Taxable Year and all prior Taxable Years, the Company may, at the discretion of the Manager, subject to any restrictions contained in any agreement to which the Company is bound, make cash distributions out of legally available funds to such Common Unitholder and the Series B Preferred Unitholder up to an amount equal to such excess (a “Supplemental Tax Distribution”). To the extent any Common Unitholder or Series B Preferred Unitholder otherwise would be entitled to receive less than its Common Unit Percentage Interest of the aggregate Supplemental Tax Distributions to be paid pursuant to this Section 4.01(c) on any given date, the Supplemental Tax Distributions to such Common Unitholder or Series B Preferred Unitholder shall be increased to ensure that all distributions made pursuant to this Section 4.01(c) are made pro rata in accordance with the Common Unitholder’s or Series B Preferred Unitholder’s respective Common Unit Percentage Interests. If, on the date of a Supplemental Tax Distribution, there are insufficient funds on hand to distribute to the Common Unitholders and Series B Preferred Unitholders the full amount of the Supplemental Tax Distributions to which such Common Unitholders and Series B Preferred Unitholders are otherwise entitled, Supplemental Tax Distributions pursuant to this Section 4.01(c) shall be made to the Common Unitholders and the Series B Preferred Unitholders to the extent of available funds in accordance with their Common Unit Percentage Interests and the Company may make future Supplemental Tax Distributions as soon as funds become available sufficient to pay the remaining portion of the Supplemental Tax Distributions to which such Common Unitholders and Series B Preferred Unitholders are otherwise entitled.

(d) If all or a portion of a Member’s Units are transferred, sold or otherwise disposed, then the transferor shall have no further right to receive any further Distributions in respect of such transferred Units and any subsequent distributions to the transferee shall be determined with regard to amounts previously distributed to the transferor.

Article V
CAPITAL ACCOUNTS; ALLOCATIONS; TAX MATTERS

Section 5.01 Capital Accounts.

(a) The Company shall maintain a separate Capital Account for each Member according to the rules of Treasury Regulations Section 1.704-1(b)(2)(iv). Each Member’s Capital Account shall be (i) increased by (A) allocations to such Member of Profits pursuant to Section 5.02 and any other items of income or gain allocated to such Member pursuant to Section 5.03, (B) the amount of cash or the initial Book Value of any asset (net of any liabilities assumed by the Company and any liabilities to which the asset is subject) contributed to the Company by such Member, and (C) any other increases allowed or required by Treasury Regulations Section 1.704-1(b)(2)(iv), and (ii) decreased by (A) allocations to such Member of Losses pursuant to Section 5.02 and any other items of deduction or loss allocated to such Member pursuant to the provisions of Section 5.03, (B) the amount of any cash or the Book Value of any asset (net of any liabilities assumed by the Member and any liabilities to which the asset is subject) distributed to such Member, and (C) any other decreases allowed or required by Treasury Regulations Section 1.704-1(b)(2)(iv).

(b) In the event of a Transfer of Units made in accordance with this Agreement (including a deemed Transfer for U.S. federal income tax purposes as described in Section 11.06(b)) the Capital Account of the transferor that is attributable to the transferred Units shall carry over to the transferee Member in accordance with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv)(l).

Section 5.02 Allocations. Except as otherwise provided in Section 5.03 and Section 5.04, Profits and Losses for any Taxable Year or other Fiscal Period (the “Allocation Period”), and to the extent determined necessary and appropriate by the Manager to achieve the resulting Capital Account balances described below, any allocable items of gross income, gain, loss and expense includable in the computation of Profits and Losses, shall be allocated among the Members during such Allocation Period as follows:

(a) In any Allocation Period that includes a Liquidating Event, in a manner such that, after giving effect to the special allocations set forth in Section 5.03 and all distributions through the end of such Allocation Period, the Capital Account balance of each Member, immediately after making such allocation, is, as nearly as possible, equal to (i) the amount such Member would receive pursuant to Section 14.02(c) if all assets of the Company on hand at the end of such Allocation Period were sold for cash equal to their gross asset value, all liabilities of the Company were satisfied in cash in accordance with their terms (limited with respect to each Nonrecourse Liability to the gross asset value of the assets securing such Liability), and all remaining or resulting cash was distributed, in accordance with Section 14.02(c), to the Members immediately after making such allocation, minus (ii) such Member’s share of Company Minimum Gain and Member Minimum Gain, computed immediately prior to the hypothetical sale of assets, and the amount any such Member is treated as obligated to contribute to the Company, computed immediately after the hypothetical sale of assets.

(b) In any other Allocation Period:

(i) First, items of Company gross income and gain shall be allocated to the Series A Preferred Unitholders until the aggregate amount of gross income and gain allocated with respect to the Series A Preferred Units pursuant hereto for the applicable current Allocation Period and all previous Allocation Periods is equal to the cumulative amount of the sum of (without duplication):

(A)	all Cash Distributions and Unit Distributions (whose Fair Market Value shall be determined by using the Market Price of the Class A Common Stock on the date the corresponding dividend of Class A Common Stock was declared by the Corporation) made with respect to such Series A Preferred Unit pursuant to Section 4.01(a)(i), and

(B)	the sum of the Accrued Distributions on all of the outstanding Series A Preferred Units, in each case as of the end of such current Allocation Period.

(ii) Second, the balance of Profits and Losses shall be allocated to the Common Unitholders and the Series B Preferred Unitholders, pro rata in accordance with their Common Unit Percentage Interests.

(c) If (i) on the date on which a Liquidating Event occurs there is at least one outstanding Series A Preferred Unit, (ii) after having made all other allocations provided for in Section 5.02 and Section 5.03 for the Allocation Period in which the Liquidating Event occurs, the Per Unit Capital Amount of each Series A Preferred Unit would not equal or exceed the Liquidation Preference, and (iii) the date on which a Liquidating Event occurs is on or before the date (not including any extension of time) prescribed by law for the filing of the Company’s federal income tax return for the Allocation Period immediately prior to the Allocation Period in which the Liquidating Event occurs, then items of income, gain, loss and deduction for such prior Allocation Period shall be allocated among all Members in a manner that will, to the maximum extent possible and after taking into account all other allocations made pursuant to Section 5.02(a), cause the Per Unit Capital Amount in respect of each Series A Preferred Unit to equal the Liquidation Preference.

Section 5.03 Special Allocations.

(a) Nonrecourse Deductions shall be allocated pro rata among the Members in accordance with their Common Unit Percentage Interests.

(b) Any Member Nonrecourse Deductions shall be specially allocated to the Member who bears economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i). If more than one Member bears the economic risk of loss for such Member Nonrecourse Debt, the Member Nonrecourse Deductions attributable to such Member Nonrecourse Debt shall be allocated among the Members according to the ratio in which they bear the economic risk of loss. This Section 5.03(b) is intended to comply with the provisions of Treasury Regulations Section 1.704-2(i) and shall be interpreted consistently therewith.

(c) Notwithstanding any other provision of this Agreement to the contrary, if there is a net decrease in Company Minimum Gain during any Allocation Period (or if there was a net decrease in Company Minimum Gain for a prior Allocation Period and the Company did not have sufficient amounts of income and gain during prior periods to allocate among the Members under this Section 5.03(c)), each Member shall be specially allocated items of Company income and gain for such Allocation Period in an amount equal to such Member’s share of the net decrease in Company Minimum Gain during such Allocation Period (as determined pursuant to Treasury Regulations Section 1.704-2(g)(2)). This section is intended to constitute a minimum gain chargeback under Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(d) Notwithstanding any other provision of this Agreement except Section 5.03(c), if there is a net decrease in Member Minimum Gain during any Allocation Period (or if there was a net decrease in Member Minimum Gain for a prior Allocation Period and the Company did not have sufficient amounts of income and gain during prior periods to allocate among the Members under this Section 5.03(d)), each Member shall be specially allocated items of Company income and gain for such year in an amount equal to such Member’s share of the net decrease in Member Minimum Gain (as determined pursuant to Treasury Regulations Section 1.704-2(i)(4)). This section is intended to constitute a partner nonrecourse debt minimum gain chargeback under Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(e) Notwithstanding any provision hereof to the contrary except Section 5.03(c) and Section 5.03(d), no Losses or other items of loss or expense shall be allocated to any Member to the extent that such allocation would cause such Member to have an Adjusted Capital Account Deficit (or increase any existing Adjusted Capital Account Deficit) at the end of such Allocation Period. All Losses and other items of loss and expense in excess of the limitation set forth in this Section 5.03(e) shall be allocated to the Members who do not have an Adjusted Capital Account Deficit in proportion to their relative positive Capital Accounts (as adjusted pursuant to clauses (a) and (b) of the definition of “Adjusted Capital Account Deficit”) but only to the extent that such Losses and other items of loss and expense do not cause any such Member to have an Adjusted Capital Account Deficit.

(f) Notwithstanding any provision hereof to the contrary except Section 5.03(c) and Section 5.03(d), in the event any Member unexpectedly receives any adjustment, allocation or distribution described in paragraph (4), (5) or (6) of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) that causes a Member have an Adjusted Capital Account Deficit (or increase any existing Adjusted Capital Account Deficit) items of income and gain (consisting of a pro rata portion of each item of income, including gross income, and gain for the Allocation Period) shall be specially allocated to such Member in an amount and manner sufficient to eliminate any Adjusted Capital Account Deficit of that Member as quickly as possible; provided that an allocation pursuant to this Section 5.03(f) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article V have been tentatively made as if this Section 5.03(f) were not in this Agreement. This Section 5.03(f) is intended to constitute a qualified income offset under Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(g) If any Member has an Adjusted Capital Account Deficit at the end of any Allocation Period, that Member shall be specially allocated items of Company income and gain in the amount of such deficit as quickly as possible; provided that an allocation pursuant to this Section 5.03(g) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article V have been made as if Section 5.03(f) and this Section 5.03(g) were not in this Agreement.

(h) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Sections 734(b) of the Code (including any such adjustments pursuant to Treasury Regulation Section 1.734-2(b)(1)) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution to any Member in complete liquidation of such Member’s Units, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such item of gain or loss shall be allocated to the Members in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) if such section applies or to the Member to whom such distribution was made if Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies. The foregoing is without derogation of Section 11.06 of this Agreement.

(i) The allocations set forth in Section 5.03(a) through Section 5.03(h) (the “Regulatory Allocations”) are intended to comply with certain requirements of Treasury Regulations Sections 1.704-1(b) and 1.704-2. Notwithstanding any other provision of this Article V (other than the Regulatory Allocations), the Regulatory Allocations (and anticipated future Regulatory Allocations) shall be taken into account in allocating other items of income, gain, loss and deduction among the Members so that, to the extent possible, the net amount of such allocation of other items and the Regulatory Allocations to each Member should be equal to the net amount that would have been allocated to each such Member if the Regulatory Allocations had not occurred. This Section 5.03(i) is intended to minimize to the extent possible and to the extent necessary any economic distortions that may result from application of the Regulatory Allocations and shall be interpreted in a manner consistent therewith.

(j) Items of income, gain, loss, deduction or credit resulting from a Covered Audit Adjustment shall be allocated to the Members in accordance with the applicable provisions of the Partnership Tax Audit Rules.

Section 5.04 Tax Allocations.

(a) Except as provided in Section 5.04(b), Section 5.04(c) and Section 5.04(d), the income, gains, losses, deductions and credits of the Company will be allocated, for U.S. federal, state and local income tax purposes, among the Members in accordance with the allocation of such income, gains, losses, deductions and credits among the Members for purposes of computing their Capital Accounts; provided that if any such allocation is not permitted by the Code or other applicable Law, the Company’s subsequent income, gains, losses, deductions and credits will be allocated among the Members so as to reflect as nearly as possible the allocation set forth herein in computing their Capital Accounts.

(b) Items of taxable income, gain, loss and deduction of the Company with respect to any property contributed to the capital of the Company shall be allocated among the Members in accordance with Code Section 704(c) so as to take account of any variation between the adjusted basis of such property to the Company for U.S. federal income tax purposes and its Book Value using the traditional method with curative allocations as set forth in Treasury Regulations Section 1.704-3(c), with the curative allocations applied only to gain from the sale of the assets of the Company.

(c) If the Book Value of any asset of the Company is adjusted pursuant to Section 5.01(a), including adjustments to the Book Value of any asset of the Company in connection with the execution of this Agreement, subsequent allocations of items of taxable income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for U.S. federal income tax purposes and its Book Value using the traditional method with curative allocations as set forth in Treasury Regulations Section 1.704-3(c), with the curative allocations applied only to gain from the sale of the assets of the Company.

(d) Allocations of tax credits, tax credit recapture, and any items related thereto shall be allocated to the Members as determined by the Manager taking into account the principles of Treasury Regulation Section 1.704-1(b)(4)(ii).

(e) For purposes of determining a Member’s share of the Company’s “excess nonrecourse liabilities” within the meaning of Treasury Regulation Section 1.752-3(a)(3), each Member’s interest in income and gain shall be determined pursuant to any proper method, as reasonably determined by the Manager; provided that each year the Manager shall use its reasonable best efforts (using in all instances any proper method, including without limitation the “additional method” described in Treasury Regulation Section 1.752-3(a)(3)) to allocate a sufficient amount of the excess nonrecourse liabilities to those Members who would have at the end of the applicable Taxable Year or other Fiscal Period, but for such allocation, taxable income due to the deemed distribution of money to such Member pursuant to Section 752(b) of the Code that is in excess of such Member’s adjusted tax basis in its Units.

(f) If, as a result of an exercise of a Noncompensatory Option to acquire an interest in the Company (including the Warrants), a Capital Account reallocation is required under Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(3), the Company shall make corrective allocations pursuant to Treasury Regulation Section 1.704-1(b)(4)(x).

(g) In the event any Common Units issued pursuant to any Equity Plan are subsequently forfeited, the Company may make forfeiture allocations with respect to such Common Units in the Taxable Year of such forfeiture in accordance with the principles of proposed Treasury Regulations Section 1.704-1(b)(4)(xii)(c), taking into account any amendments thereto and any temporary or final Treasury Regulations issued pursuant thereto.

(h) Allocations pursuant to this Section 5.04 are solely for purposes of U.S. federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, Distributions or other items of the Company pursuant to any provision of this Agreement.

Section 5.05 Indemnification and Reimbursement for Payments on Behalf of a Member.

(a) Withholding Tax Payments. Each of the Company and its Subsidiaries may withhold from distributions, allocations or portions thereof if it is required to do so by any applicable Law, and each Member hereby authorizes the Company and its Subsidiaries to withhold or pay on behalf of or with respect to such Member, any amount of U.S. federal, state or local or non-U.S. taxes that the Manager determines, in good faith, that the Company or any of its Subsidiaries is required to withhold or pay with respect to any amount distributable or allocable to such Member pursuant to this Agreement.

(b) Other Tax Payments. To the extent that any tax is paid by (or withheld from amounts payable to) the Company or any of its Subsidiaries and the Manager determines, in good faith, that such tax relates to one or more specific Members, such tax shall be treated as an amount of tax withheld or paid with respect to such Member pursuant to this Section 5.05. Any determinations made by the Manager pursuant to this Section 5.05 shall be binding on the Members.

(c) Indemnity Obligation. Each Member shall indemnify the Company in full for any amounts withheld or paid with respect to a Member pursuant to Section 5.05(a) or (b). The Manager may offset Distributions to which a Member is otherwise entitled under this Agreement against such Member’s obligation to indemnify the Company under this Section 5.05 and such Member shall be treated as receiving the full amount of such offset or withholding for the purposes of this Agreement. In addition, notwithstanding anything to the contrary, each Member agrees that any Cash Settlement such Member is entitled to receive pursuant to Article XI may be offset by an amount equal to such Member’s obligation to indemnify the Company under this Section 5.05 and that such Member shall be treated as receiving the full amount of such Cash Settlement and paying to the Company an amount equal to such obligation. A Member’s obligation to make payments to the Company under this Section 5.05 shall survive the transfer or termination of any Member’s interest in any Units of the Company, the termination of this Agreement and the dissolution, liquidation, winding up and termination of the Company. In the event that the Company has been terminated prior to the date such payment is due, such Member shall make such payment to the Manager (or its designee), which shall distribute such funds in accordance with this Agreement. The Company may pursue and enforce all rights and remedies it may have against each Member under this Section 5.05, including instituting a lawsuit to collect such contribution with interest calculated at a rate per annum equal to the sum of the Base Rate plus 300 basis points (but not in excess of the highest rate per annum permitted by Law).

(d) Each Member hereby agrees to furnish to the Company such information and forms as required or reasonably requested in order to comply with any Laws and regulations governing withholding of tax or in order to claim any reduced rate of, or exemption from, withholding to which the Member is legally entitled.

Section 5.06 Rights of Series A Preferred Units.

(a) The Corporation shall be entitled to receive liquidating distributions in respect of the Series A Preferred Units in the manner set forth in Section 14.02(c). The Corporation shall be entitled to receive distributions other than liquidating distributions in respect of the Series A Preferred Units in the manner set forth in Section 4.01(a)(i) and Section 4.01(b)(i).

(b) Except as otherwise provided in the following sentence or as otherwise required by Delaware law, the holders of Series A Preferred Units shall have no voting, consent or approval rights. Notwithstanding any other provision of this Agreement, for so long as any Series A Preferred Units remain outstanding, the Company shall not (either directly or by amendment, merger, consolidation or otherwise), without the affirmative vote or action by written consent (not to be unreasonably withheld, conditioned or delayed) of the holders of at least a majority of the then-issued and outstanding Series A Preferred Units, materially and adversely amend, modify or supplement this Agreement in a manner that would materially and adversely affect the rights, preferences or privileges of the Series A Preferred Units.

(c) Immediately prior to the time that a share of Series A Preferred Stock is to be repurchased or redeemed by the Corporation, the Company shall repurchase or redeem an equal number of Series A Preferred Units in exchange for the same consideration that is to be paid by the Corporation in the repurchase or redemption of the Series A Preferred Stock. For example, if 100,000 shares of Series A Preferred Stock are to be repurchased by the Corporation in exchange for $3,000,000 in cash and 400,000 shares of Class A Common Stock, then 100,000 Series A Preferred Units shall be repurchased by the Company from the Corporation in exchange for $3,000,000 in cash and 400,000 Common Units.

(d) Notwithstanding Section 5.06(c), no repurchase or redemption shall be effected to the extent such repurchase or redemption would render the Company insolvent or violate the Delaware Act or applicable Law. For purposes of the foregoing sentence, “insolvency” means the inability of the Company to meet its payment obligations when due. Notwithstanding Section 5.06(c), no repurchase or redemption of the Series A Preferred Units shall be required or effected if such redemption would cause the Series A Preferred Units to be treated as “disqualified stock,” “disqualified capital stock” or any equivalent term under any credit agreement, loan agreement, indenture or other credit facility to which the Company is a party at the time of the repurchase or redemption.

Section 5.07 Rights of Series B Preferred Units.

(a) The Corporation shall be entitled to receive liquidating distributions in respect of the Series B Preferred Units in the manner set forth in Section 14.02(c). The Corporation shall be entitled to receive distributions other than liquidating distributions in respect of the Series B Preferred Units in the manner set forth in Section 4.01(a)(ii) and Section 4.01(b)(ii).

(b) Except as otherwise provided in the following sentence or as otherwise required by Delaware law, the holders of Series B Preferred Units shall have no voting, consent or approval rights. Notwithstanding any other provision of this Agreement, for so long as any Series B Preferred Units remain outstanding, the Company shall not (either directly or by amendment, merger, consolidation or otherwise), without the affirmative vote or action by written consent (not to be unreasonably withheld, conditioned or delayed) of the holders of at least a majority of the then-issued and outstanding Series B Preferred Units, materially and adversely amend, modify or supplement this Agreement in a manner that would materially and adversely affect the rights, preferences or privileges of the Series B Preferred Units.

(c) Immediately prior to the time that a share of Series B Preferred Stock is to be converted to Class A Common Stock in accordance with the Series B Certificate of Designation, the Company shall convert an equal number of Series B Preferred Units into an equal number of Common Units.

(d) Immediately prior to the time that a share of Series B Preferred Stock is to be repurchased or redeemed by the Corporation, the Company shall repurchase or redeem an equal number of Series B Preferred Units in exchange for the same consideration that is to be paid by the Corporation in the repurchase or redemption of the Series B Preferred Stock. For example, if 100,000 shares of Series B Preferred Stock are to be repurchased by the Corporation in exchange for $3,000,000 in cash and 400,000 shares of Class A Common Stock, then 100,000 Series B Preferred Units shall be repurchased by the Company from the Corporation in exchange for $3,000,000 in cash and 400,000 Common Units.

(e) Notwithstanding Section 5.07(d), no repurchase or redemption shall be effected to the extent such repurchase or redemption would render the Company insolvent or violate the Delaware Act or applicable Law. For purposes of the foregoing sentence, “insolvency” means the inability of the Company to meet its payment obligations when due. Notwithstanding Section 5.07(d), no repurchase or redemption of the Series B Preferred Units shall be required or effected if such redemption would cause the Series B Preferred Units to be treated as “disqualified stock,” “disqualified capital stock” or any equivalent term under any credit agreement, loan agreement, indenture or other credit facility to which the Company is a party at the time of the repurchase or redemption.

Article VI
MANAGEMENT

Section 6.01 Authority of Manager; Officer Delegation.

(a) Except for situations in which the approval of any Member(s) is specifically required by this Agreement, (i) all management powers over the business and affairs of the Company shall be exclusively vested in the Corporation, as the sole managing member of the Company (the Corporation, in such capacity, the “Manager”), (ii) the Manager shall conduct, direct and exercise full control over all activities of the Company and (iii) no other Member shall have any right, authority or power to vote, consent or approve any matter, whether under the Delaware Act, this Agreement or otherwise. The Manager shall be the “manager” of the Company for the purposes of the Delaware Act. Except as otherwise expressly provided for herein and subject to the other provisions of this Agreement, the Members hereby consent to the exercise by the Manager of all such powers and rights conferred on the Members by the Delaware Act with respect to the management and control of the Company. Any vacancies in the position of Manager shall be filled in accordance with Section 6.04.

(b) Without limiting the authority of the Manager to act on behalf of the Company, the day-to-day business and operations of the Company shall be overseen and implemented by officers of the Company (each, an “Officer” and collectively, the “Officers”), subject to the limitations imposed by the Manager. An Officer may, but need not, be a Member. Each Officer shall be appointed by the Manager and shall hold office until his or her successor shall be duly designated and shall qualify or until his or her death or until he or she shall resign or shall have been removed in the manner hereinafter provided. Any one Person may hold more than one office. Subject to the other provisions of this Agreement (including in Section 6.07 below), the salaries or other compensation, if any, of the Officers of the Company shall be fixed from time to time by the Manager. The authority and responsibility of the Officers shall be limited to such duties as the Manager may, from time to time, delegate to them. Unless the Manager decides otherwise, if the title is one commonly used for officers of a business corporation formed under the General Corporation Law of the State of Delaware, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office. All Officers shall be, and shall be deemed to be, officers and employees of the Company. An Officer may also perform one or more roles as an officer of the Manager. Any Officer may be removed at any time, with or without cause, by the Manager.

(c) Subject to the other provisions of this Agreement, the Manager shall have the power and authority to effectuate the sale, lease, transfer, exchange or other disposition of any, all or substantially all of the assets of the Company (including the exercise or grant of any conversion, option, privilege or subscription right or any other right available in connection with any assets at any time held by the Company) or the merger, consolidation, conversion, division, reorganization or other combination of the Company with or into another entity, for the avoidance of doubt, without the prior consent of any Member or any other Person being required.

(d) Notwithstanding any other provision of this Agreement, neither the Manager nor any Officer authorized by the Manager shall have the authority, on behalf of the Company, either directly or indirectly, without the prior approval of the Manager and the holders of a majority of the Common Units then outstanding (excluding all Common Units held directly or indirectly by the Corporation), to take any action that would result in the failure of the Company to be taxable as a partnership (or the failure of any Subsidiary that is a partnership or disregarded entity as of the Effective Time to be treated as a partnership or disregarded entity) for purposes of U.S. federal income tax, or take any position inconsistent with treating the Company as a partnership (or such Subsidiary as a partnership or disregarded entity) for purposes of U.S. federal income tax, except as required by Law.

Section 6.02 Actions of the Manager. The Manager may act through any Officer or through any other Person or Persons to whom authority and duties have been delegated pursuant to Section 6.07.

Section 6.03 Resignation; No Removal. The Manager may resign at any time by giving written notice to the Members. Unless otherwise specified in the notice, the resignation shall take effect upon receipt thereof by the Members, and the acceptance of the resignation shall not be necessary to make it effective. For the avoidance of doubt, the Members have no right under this Agreement to remove or replace the Manager.

Section 6.04 Vacancies. Vacancies in the position of Manager occurring for any reason shall be filled by the Corporation (or, if the Corporation has ceased to exist without any successor or assign, then by the holders of a majority in interest of the voting capital stock of the Corporation immediately prior to such cessation). For the avoidance of doubt, the Members (other than the Corporation) have no right under this Agreement to fill any vacancy in the position of Manager.

Section 6.05 Transactions Between the Company and the Manager. The Manager may cause the Company to contract and deal with the Manager, or any Affiliate of the Manager; provided that such contracts and dealings (other than contracts and dealings between the Company and its Subsidiaries) are on terms comparable to and competitive with those available to the Company from others dealing at arm’s length or are approved by the Members and otherwise are permitted by the Credit Agreements; provided further that the foregoing shall in no way limit the Manager’s rights under Sections 3.02, 3.03, 3.04 or 3.09. The Members hereby approve each of the contracts or agreements between or among the Manager, the Company and their respective Affiliates entered into on or prior to the Effective Date in accordance with the Initial LLC Agreement or that the board of managers of the Company or the Corporate Board has approved in connection with the transactions contemplated by the Combination Agreement.

Section 6.06 Reimbursement for Expenses. The Manager shall not be compensated for its services as Manager of the Company except as expressly provided in this Agreement. The Members acknowledge and agree that, upon consummation of the transactions contemplated by the Combination Agreement, the Manager’s Class A Common Stock will be publicly traded and, therefore, the Manager will have access to the public capital markets and that such status and the services performed by the Manager will inure to the benefit of the Company and all Members; therefore, the Manager shall be reimbursed by the Company for any reasonable out-of-pocket expenses incurred on behalf of the Company, including without limitation all fees, expenses and costs associated with the transactions contemplated by the Combination Agreement and all fees, expenses and costs of being a public company (including without limitation public reporting obligations, proxy statements, stockholder meetings, stock repurchase excise taxes, Stock Exchange (or such other principal United States securities exchange on which the Class A Common Stock is listed or admitted to trading) fees, transfer agent fees, legal fees, SEC and FINRA filing fees and offering expenses) and maintaining its corporate existence.

Section 6.07 Delegation of Authority. The Manager (a) may, from time to time, delegate to one or more Persons such authority and duties as the Manager may deem advisable, and (b) may assign titles (including, without limitation, chief executive officer, president, chief financial officer, chief operating officer, general counsel, senior vice president, vice president, secretary, assistant secretary, treasurer or assistant treasurer) and delegate certain authority and duties to such Persons which may be amended, restated or otherwise modified from time to time. Any number of titles may be held by the same individual. The salaries or other compensation, if any, of such agents of the Company shall be fixed from time to time by the Manager, subject to the other provisions in this Agreement.

Section 6.08 Limitation of Liability of Manager. (a) Except as otherwise provided herein or in an agreement entered into by such Person and the Company, neither the Manager nor any of the Manager’s Affiliates or Manager’s officers, employees or other agents shall be liable to the Company, to any Member that is not the Manager or to any other Person bound by this Agreement for any act or omission performed or omitted by the Manager in its capacity as the sole managing member of the Company pursuant to authority granted to the Manager by this Agreement; provided, however, that, except as otherwise provided herein, such limitation of liability shall not apply to the extent the act or omission was attributable to the Manager’s willful misconduct or knowing violation of Law or for any present or future material breaches of any representations, warranties or covenants by the Manager or its Affiliates contained herein or in the Other Agreements with the Company. The Manager may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and shall not be responsible for any misconduct or negligence on the part of any such agent (so long as such agent was selected in good faith and with reasonable care). The Manager shall be entitled to rely upon the advice of legal counsel, independent public accountants and other experts, including financial advisors, and any act of or failure to act by the Manager in good faith reliance on such advice shall in no event subject the Manager to liability to the Company or any Member that is not the Manager.

(b) To the fullest extent permitted by applicable Law, whenever this Agreement or any other agreement contemplated herein provides that the Manager shall act in a manner which is, or provide terms which are, “fair and reasonable” to the Company or any Member that is not the Manager, the Manager shall determine such appropriate action or provide such terms considering, in each case, the relative interests of each party to such agreement, transaction or situation and the benefits and burdens relating to such interests, any customary or accepted industry practices, and any applicable United States generally accepted accounting practices or principles, notwithstanding any other provision of this Agreement or in any agreement contemplated herein or applicable provisions of Law or equity or otherwise.

(c) To the fullest extent permitted by applicable Law and notwithstanding any other provision of this Agreement or in any agreement contemplated herein or applicable provisions of Law or equity or otherwise, whenever in this Agreement or any other agreement contemplated herein, the Manager is permitted or required to take any action or to make a decision in its “sole discretion” or “discretion,” with “complete discretion” or under a grant of similar authority or latitude, the Manager shall be entitled to consider such interests and factors as it desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Company, other Members or any other Person.

(d) To the fullest extent permitted by applicable Law and notwithstanding any other provision of this Agreement or in any agreement contemplated herein or applicable provisions of law or equity or otherwise, whenever in this Agreement the Manager is permitted or required to take any action or to make a decision in its “good faith” or under another express standard, the Manager shall act under such express standard and shall not be subject to any other or different standards imposed by this Agreement or any other agreement contemplated herein, notwithstanding any provision of this Agreement or duty otherwise, existing at Law or in equity, and, notwithstanding anything contained herein to the contrary, so long as the Manager acts in good faith or in accordance with such other express standard, the resolution, action or terms so made, taken or provided by the Manager shall not constitute a breach of this Agreement or impose liability upon the Manager or any of the Manager’s Affiliates and shall be deemed approved by all Members.

Section 6.09 Investment Company Act. The Manager shall use its best efforts to ensure that the Company shall not be subject to registration as an investment company pursuant to the Investment Company Act.

Article VII
RIGHTS AND OBLIGATIONS OF MEMBERS AND MANAGER

Section 7.01 Limitation of Liability and Duties of Members. (a) Except as provided in this Agreement or in the Delaware Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company and no Member or Manager shall be obligated personally for any such debts, obligations, contracts or liabilities of the Company solely by reason of being a Member or the Manager (except to the extent and under the circumstances set forth in any non-waivable provision of the Delaware Act). Notwithstanding anything contained herein to the contrary, to the fullest extent permitted by applicable Law, the failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business and affairs under this Agreement or the Delaware Act shall not be grounds for imposing personal liability on the Members for liabilities of the Company.

(b) In accordance with the Delaware Act and the laws of the State of Delaware, a Member may, under certain circumstances, be required to return amounts previously distributed to such Member. It is the intent of the Members that no Distribution to any Member pursuant to Article IV or shall be deemed a return of money or other property paid or distributed in violation of the Delaware Act. The payment of any such money or Distribution of any such property to a Member shall be deemed to be a compromise within the meaning of Section 18-502(b) of the Delaware Act, and, to the fullest extent permitted by Law, any Member receiving any such money or property shall not be required to return any such money or property to the Company or any other Person, unless such distribution was made by the Company to its Members in clerical error. However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Member is obligated to make any such payment, such obligation shall be the obligation of such Member and not of any other Member.

(c) To the fullest extent permitted by applicable Law, including Section 18-1101(c) of the Delaware Act, and notwithstanding any other provision of this Agreement (but subject, and without limitation, to Section 6.08 with respect to the Manager) or in any agreement contemplated herein or applicable provisions of Law or equity or otherwise, the parties hereto hereby agree that to the extent that any Member (other than the Manager in its capacity as such) (or any Member’s Affiliate or any manager, managing member, general partner, director, officer, employee, agent, fiduciary or trustee of any Member or of any Affiliate of a Member) has duties (including fiduciary duties) to the Company, to the Manager, to another Member, to any Person who acquires an interest in a Unit or to any other Person bound by this Agreement, all such duties (including fiduciary duties) are hereby eliminated, to the fullest extent permitted by law, and replaced with the duties or standards expressly set forth herein, if any; provided, however, that the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing. The elimination of duties (including fiduciary duties) to the Company, the Manager, each of the Members, each other Person who acquires an interest in a Unit and each other Person bound by this Agreement and replacement thereof with the duties or standards expressly set forth herein, if any, are approved by the Company, the Manager, each of the Members, each other Person who acquires an interest in a Unit and each other Person bound by this Agreement.

Section 7.02 Lack of Authority. No Member, other than the Manager or a duly appointed Officer, in each case in its capacity as such, has the authority or power to act for or on behalf of the Company, to do any act that would be binding on the Company or to make any expenditure on behalf of the Company. The Members hereby consent to the exercise by the Manager of the powers conferred on them by Law and this Agreement.

Section 7.03 No Right of Partition. No Member, other than the Manager, shall have the right to seek or obtain partition by court decree or operation of Law of any property of the Company, or the right to own or use particular or individual assets of the Company.

Section 7.04 Indemnification. (a) Subject to Section 5.05, the Company hereby agrees to indemnify and hold harmless any Person (each an “Indemnified Person”) to the fullest extent permitted under applicable Law, as the same now exists or may hereafter be amended, substituted or replaced (but, to the fullest extent permitted by law, in the case of any such amendment, substitution or replacement only to the extent that such amendment, substitution or replacement permits the Company to provide broader indemnification rights than the Company is providing immediately prior to such amendment), against all expenses, liabilities and losses (including attorneys’ fees, judgments, fines, excise taxes or penalties) reasonably incurred or suffered by such Person (or one or more of such Person’s Affiliates) by reason of the fact that such Person is or was a Member or an Affiliate thereof (other than as a result of an ownership interest in the Corporation) or is or was serving as the Manager or a director, officer, employee or other agent of the Manager, or a director, manager, Officer, employee or other agent of the Company or is or was serving at the request of the Company as a manager, officer, director, principal, member, employee or agent of another corporation, partnership, joint venture, limited liability company, trust or other enterprise; provided, however, that no Indemnified Person shall be indemnified for any expenses, liabilities and losses suffered that are attributable to such Indemnified Person’s or its Affiliates’ willful misconduct or knowing violation of Law or for any present or future breaches of any representations, warranties or covenants by such Indemnified Person or its Affiliates contained herein or in Other Agreements with the Company. Reasonable expenses, including out-of-pocket attorneys’ fees, incurred by any such Indemnified Person in defending a proceeding shall be paid by the Company in advance of the final disposition of such proceeding, including any appeal therefrom, upon receipt of an undertaking by or on behalf of such Indemnified Person to repay such amount if it shall ultimately be determined that such Indemnified Person is not entitled to be indemnified by the Company.

(b) The right to indemnification and the advancement of expenses conferred in this Section 7.04 shall not be exclusive of any other right which any Person may have or hereafter acquire under any statute, agreement, bylaw, action by the Manager or otherwise.

(c) The Company shall maintain directors’ and officers’ liability insurance, or substantially equivalent insurance, at its expense, to protect any Indemnified Person against any expense, liability or loss described in Section 7.04(a) whether or not the Company would have the power to indemnify such Indemnified Person against such expense, liability or loss under the provisions of this Section 7.04. The Company shall use its commercially reasonable efforts to purchase and maintain property, casualty and liability insurance in types and at levels customary for companies of similar size engaged in similar lines of business, as determined in good faith by the Manager, and the Company shall use its commercially reasonable efforts to purchase directors’ and officers’ liability insurance (including employment practices coverage) with a carrier and in an amount determined necessary or desirable as determined in good faith by the Manager.

(d) The indemnification and advancement of expenses provided for in this Section 7.04 shall be provided out of and to the extent of Company assets only. No Member (unless such Member otherwise agrees in writing or is found in a non-appealable decision by a court of competent jurisdiction to have personal liability on account thereof) shall have personal liability on account thereof or shall be required to make additional Capital Contributions to help satisfy such indemnity of the Company. The Company (i) shall be the primary indemnitor of first resort for such Indemnified Person pursuant to this Section 7.04 and (ii) shall be fully responsible for the advancement of all expenses and the payment of all damages or liabilities with respect to such Indemnified Person which are addressed by this Section 7.04.

(e) If this Section 7.04 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Indemnified Person pursuant to this Section 7.04 to the fullest extent permitted by any applicable portion of this Section 7.04 that shall not have been invalidated and to the fullest extent permitted by applicable Law.

Section 7.05 Inspection Rights. Any Member holding at least five (5) percent of the Units or any of their respective designated representatives, in person or by attorney or other agent, shall, upon written demand stating the purpose thereof, have the right during the usual hours for business to inspect for any proper purpose any of the foregoing books or records; provided that for purposes of this sentence, a proper purpose shall mean any purpose reasonably related to such Person’s interest as a Member. In every instance where an attorney or other agent shall be the Person who seeks the right to inspection, the demand shall be accompanied by a power of attorney or such other writing that authorizes the attorney or other agent to so act on behalf of the Member. The demand shall be directed to the Company at its registered office in the State of Delaware or at its principal place of business.

Article VIII
BOOKS, RECORDS, ACCOUNTING AND REPORTS, AFFIRMATIVE COVENANTS

Section 8.01 Records and Accounting. The Company shall keep, or cause to be kept, appropriate books and records with respect to the Company’s business, including all books and records necessary to provide any information, lists and copies of documents required pursuant to applicable Laws. All matters concerning (a) the determination of the relative amount of allocations and Distributions among the Members pursuant to Articles IV and V and (b) accounting procedures and determinations, and other determinations not specifically and expressly provided for by the terms of this Agreement, shall be determined by the Manager, whose determination shall be final and conclusive as to all of the Members absent manifest clerical error.

Section 8.02 Fiscal Year. The Fiscal Year of the Company shall end on December 31 of each year or such other date as may be established by the Manager.

Article IX
TAX MATTERS

Section 9.01 Preparation of Tax Returns. The Manager shall arrange for the preparation and timely filing of all tax returns required to be filed by the Company. The Manager shall use commercially reasonable efforts to prepare and deliver (or cause to be prepared and delivered) to each Member an estimated K-1, including reasonable quarterly estimates of such Member’s taxable income, gains, losses, deductions or credits for such Fiscal Year for U.S. federal, and applicable state and local, income tax reporting purposes, at least five (5) days prior to the corporate quarterly estimate payment deadline for U.S. federal income taxes for calendar year filers. The Manager shall use reasonable efforts to furnish, within one hundred and eighty (180) days of the close of each Taxable Year, to each Member a completed IRS Schedule K-1 (and any comparable state income tax form) and such other information as is reasonably requested by such Member relating to the Company that is necessary for such Member to comply with its tax reporting obligations. Subject to the terms and conditions of this Agreement and except as otherwise provided in this Agreement, in its capacity as Partnership Representative, the Corporation shall have the authority to prepare the tax returns of the Company using such permissible methods and elections as it determines in its reasonable discretion, including without limitation the use of any permissible method under Section 706 of the Code for purposes of determining the varying Units of its Members.

Section 9.02 Tax Elections. The Taxable Year shall be the Fiscal Year set forth in Section 8.02, unless otherwise required by Section 706 of the Code. The Manager shall cause the Company and each of its Subsidiaries that is treated as a partnership for U.S. federal income tax purposes to have in effect an election pursuant to Section 754 of the Code (or any similar provisions of applicable state, local or foreign tax Law) for each Taxable Year. The Manager shall take commercially reasonable efforts to cause each Person in which the Company owns a direct or indirect equity interest (other than a Subsidiary) that is so treated as a partnership to have in effect any such election for each Taxable Year. Each Member will upon request supply any information reasonably necessary to give proper effect to any such elections.

Section 9.03 Texas Margin Tax Sharing Arrangement. If applicable Law requires (a) a Member and (b) the Company to participate in the filing of a Texas margin tax combined group report, the Members agree that the Company shall be responsible for the Company’s Texas margin tax liability as determined prior to the application of any tax credits or similar tax assets generated by and available to any entity included in the combined group that is other than the Company (the “Allocable Margin Tax Liability”). The Company’s Allocable Margin Tax Liability shall be equal to (i) the Company’s Texas margin tax liability determined on a separate company basis (the “Stand-Alone Margin Tax Liability”), adjusted upward (if a positive number) or downward (if a negative number) by (ii) the Company’s Applicable Share, multiplied by the difference between (A) the sum of the Texas margin tax liability (determined on a separate company basis) of each separate company in the combined group (the “Total Separate Company Margin Tax Liability”) and (B) the combined group’s Texas margin tax liability; provided that the Company shall not receive any downward adjustment to its Stand-Alone Margin Tax Liability for any tax credits or similar tax assets generated by and available to any entity included in the combined group that is other than the Company. For purposes of this Section 9.03, the term “Applicable Share” means the proportion, expressed as a percentage, that the Company’s Stand-Alone Margin Tax Liability bears to the Total Separate Company Margin Tax Liability.

Section 9.04 Tax Controversies. The Manager shall cause the Company to take all necessary actions required by Law to designate the Corporation as the “partnership representative” of the Company as provided in Section 6223(a) of the Code with respect to any Taxable Year of the Company, and the Corporation is hereby authorized to designate an individual under the Partnership Tax Audit Rules (the “designated individual”) to be the sole individual through which such entity “partnership representative” will act (in such capacities, collectively, the “Partnership Representative”). The Company and the Members shall cooperate fully with each other and shall use reasonable best efforts to cause the Corporation (or its designated individual, as applicable) to become the Partnership Representative with respect to any taxable period of the Company with respect to which the statute of limitations has not yet expired (and causing any partnership representative or designated individual designated prior to the Effective Date to resign, be revoked or replaced, as applicable), including (as applicable) by filing certifications pursuant to Treasury Regulations Section 301.6223-1(e)(1) and completing IRS Form 8979. The Partnership Representative shall have the right and obligation to take all actions authorized and required, by the Code for the Partnership Representative and is authorized and required to represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by tax authorities, including any resulting administrative and judicial proceedings, and to expend Company funds for professional services reasonably incurred in connection therewith. Each Member agrees to cooperate with the Company and the Partnership Representative and to do or refrain from doing any or all things reasonably requested by the Company or the Partnership Representative with respect to the conduct of such proceedings. Without limiting the generality of the foregoing, with respect to any audit or other proceeding, the Partnership Representative shall be entitled to cause the Company (and any of its Subsidiaries) to make any available elections pursuant to Section 6226 of the Code (and similar provisions of state, local and other Law) (each such election, a “Pushout Election”), and the Members shall cooperate to the extent reasonably requested by the Company in connection therewith. The Company shall reimburse the Partnership Representative for all reasonable out-of-pocket expenses incurred by the Partnership Representative, including reasonable fees of any professional attorneys, in carrying out its duties as the Partnership Representative. The provisions of this Section 9.04 and Section 5.05 shall survive the transfer or termination of any Member’s interest in any Units of the Company, the termination of this Agreement and the termination of the Company, and shall remain binding on each Member for the period of time necessary to resolve all tax matters relating to the Company.

Article X
RESTRICTIONS ON TRANSFER OF UNITS; CERTAIN TRANSACTIONS

Section 10.01 Transfers by Members. No holder of Units shall Transfer any interest in any Units, except Transfers (a) pursuant to and in accordance with Sections 10.02 and 10.09 or (b) approved in advance and in writing by the Manager, in the case of Transfers by any Member other than the Manager, or (c) in the case of Transfers by the Manager, to any Person who succeeds to the Manager in accordance with Section 6.04. Notwithstanding the foregoing, “Transfer” shall not include (i) an event that terminates the existence of a Member for income tax purposes (including, without limitation, a change in entity classification of a Member under Treasury Regulations Section 301.7701-3, a sale of assets by, or liquidation of, a Member pursuant to an election under Code Sections 336 or 338, or merger, severance, or allocation within a trust or among sub-trusts of a trust that is a Member), but that does not terminate the existence of such Member under applicable state Law (or, in the case of a trust that is a Member, does not terminate the trusteeship of the fiduciaries under such trust with respect to all the Units of such trust that is a Member) or (ii) any indirect Transfer of Units held by the Manager by virtue of any Transfer of Equity Securities in the Corporation.

Section 10.02 Permitted Transfers. The restrictions contained in Section 10.01 shall not apply to any of the following Transfers (each, a “Permitted Transfer” and each transferee in a Permitted Transfer, a “Permitted Transferee”): (a)(i) a Transfer pursuant to a Redemption or Direct Exchange in accordance with Article XI hereof or (ii) a Transfer by a Member to the Corporation or any of its Subsidiaries or (b) in the case of a Member who is not a natural person, a Transfer to an Affiliate of such Member; provided, however, that (x) the restrictions contained in this Agreement will continue to apply to Units after any Permitted Transfer of such Units, and (y) in the case of the foregoing clause (b), the Permitted Transferees of the Units so Transferred shall agree in writing to be bound by the provisions of this Agreement, and prior to such Transfer the transferor will deliver a written notice to the Company and the Members, which notice will disclose in reasonable detail the identity of the proposed Permitted Transferee. In the case of a Permitted Transfer of any Common Units by any Member that is authorized to hold Class B Common Stock in accordance with the Corporation’s certificate of incorporation to a Permitted Transferee in accordance with this Section 10.02, such Member (or any subsequent Permitted Transferee of such Member) shall also transfer a number of shares of Class B Common Stock equal to the number of Common Units that were transferred by such Member (or subsequent Permitted Transferee) in the transaction to such Permitted Transferee. All Permitted Transfers are subject to the additional limitations set forth in Section 10.07.

Section 10.03 Restricted Units Legend. The Units have not been registered under the Securities Act and, therefore, in addition to the other restrictions on Transfer contained in this Agreement, cannot be sold unless subsequently registered under the Securities Act or if an exemption from such registration is then available with respect to such sale. To the extent such Units have been certificated, each certificate evidencing Units and each certificate issued in exchange for or upon the Transfer of any Units shall be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ISSUED ON MARCH 4, 2026, AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER SPECIFIED IN THE AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF PROMETHEUS HOLDINGS LLC, AS IT MAY BE AMENDED, RESTATED, AMENDED AND RESTATED, OR OTHERWISE MODIFIED FROM TIME TO TIME, AND PROMETHEUS HOLDINGS LLC RESERVES THE RIGHT TO REFUSE THE TRANSFER OF SUCH SECURITIES UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED WITH RESPECT TO ANY TRANSFER. A COPY OF SUCH CONDITIONS SHALL BE FURNISHED BY PROMETHEUS HOLDINGS LLC TO THE HOLDER HEREOF UPON WRITTEN REQUEST AND WITHOUT CHARGE.”

The Company shall imprint such legend on certificates (if any) evidencing Units. The legend set forth above shall be removed from the certificates (if any) evidencing any Units which cease to be Units in accordance with the definition thereof.

Section 10.04 Transfer. Prior to Transferring any Units, the Transferring holder of Units shall cause the prospective Permitted Transferee to be bound by this Agreement and any other agreements executed by the holders of Units and relating to such Units in the aggregate to which the transferor was a party (collectively, the “Other Agreements”), by executing and delivering to the Company counterparts of this Agreement and any applicable Other Agreements.

Section 10.05 Assignee’s Rights.

(a) The Transfer of a Unit in accordance with this Agreement shall be effective as of the date of such Transfer (assuming compliance with all of the conditions to such Transfer set forth herein), and such Transfer shall be shown on the books and records of the Company. Profits, Losses and other items of the Company shall be allocated between the transferor and the transferee according to Code Section 706, using any permissible method as determined in the reasonable discretion of the Manager. Distributions made before the effective date of such Transfer shall be paid to the transferor, and Distributions made on or after such date shall be paid to the Assignee.

(b) Unless and until an Assignee becomes a Member pursuant to Article XII, the Assignee shall not be entitled to any of the rights granted to a Member hereunder or under applicable Law, other than the rights granted specifically to Assignees pursuant to this Agreement; provided, however, that, without relieving the Transferring Member from any such limitations or obligations as more fully described in Section 10.06, such Assignee shall be bound by any limitations and obligations of a Member contained herein by which a Member would be bound on account of the Assignee’s Units (including the obligation to make Capital Contributions on account of such Units).

Section 10.06 Assignor’s Rights and Obligations. Any Member who shall Transfer any Unit in a manner in accordance with this Agreement shall cease to be a Member with respect to such Units and shall no longer have any rights or privileges, or, except as set forth in this Section 10.06, duties, liabilities or obligations, of a Member with respect to such Units or other interest (it being understood, however, that the applicable provisions of Sections 6.08 and 7.04 shall continue to inure to such Person’s benefit), except that unless and until the Assignee (if not already a Member) is admitted as a Substituted Member in accordance with the provisions of Article XII (the “Admission Date”), (i) such Transferring Member shall retain all of the duties, liabilities and obligations of a Member with respect to such Units, and (ii) the Manager may, in its sole discretion, reinstate all or any portion of the rights and privileges of such Member with respect to such Units for any period of time prior to the Admission Date. Nothing contained herein shall relieve any Member who Transfers any Units in the Company from any liability of such Member to the Company with respect to such Units that may exist as of the Admission Date or that is otherwise specified in the Delaware Act or for any liability to the Company or any other Person for any materially false statement made by such Member (in its capacity as such) or for any present or future breaches of any representations, warranties or covenants by such Member (in its capacity as such) contained herein or in the Other Agreements with the Company.

Section 10.07 Overriding Provisions.

(a) Any Transfer or attempted Transfer of any Units in violation of this Agreement (including any prohibited indirect Transfers) shall be, to the fullest extent permitted by applicable law, null and void ab initio, and the provisions of Sections 10.05 and 10.06 shall not apply to any such Transfers. For the avoidance of doubt, any Person to whom a Transfer is made or attempted in violation of this Agreement shall not become a Member and shall not have any other rights in or with respect to any rights of a Member of the Company with respect to the applicable Units. The approval of any Transfer in any one or more instances shall not limit or waive the requirement for such approval in any other or future instance. The Manager shall promptly amend the Schedule of Members to reflect any Permitted Transfer pursuant to this Article X.

(b) Notwithstanding anything contained herein to the contrary (including, for the avoidance of doubt, the provisions of Section 10.01, Section 10.02 and Article XI and Article XII), in no event shall any Member Transfer any Units to the extent such Transfer would:

(i) result in the violation of the Securities Act, or any other applicable federal, state or foreign Laws;

(ii) cause an assignment under the Investment Company Act;

(iii) in the reasonable determination of the Manager, be a violation of or a default (or an event that, with notice or the lapse of time or both, would constitute a default) under, or result in an acceleration of any obligation under any Credit Agreement to which the Company or the Manager is a party; provided that the payee or creditor to whom the Company or the Manager owes such obligation is not an Affiliate of the Company or the Manager;

(iv) be a Transfer to a Person who is not legally competent or who has not achieved his or her majority of age under applicable Law (excluding trusts for the benefit of minors);

(v) cause the Company to be treated as a “publicly traded partnership” or to be taxed as a corporation pursuant to Section 7704 of the Code or any successor provision thereto under the Code; or

(vi) result in the Company having more than one hundred (100) partners, within the meaning of Treasury Regulations Section 1.7704-1(h)(1) (determined pursuant to the rules of Treasury Regulations Section 1.7704-1(h)(3)).

(c) Notwithstanding anything contained herein to the contrary, in no event shall any Member that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code Transfer any Units, unless such Member and the transferee have delivered to the Company, in respect of the relevant Transfer, written evidence that all required withholding under Section 1446(f) of the Code will have been done and duly remitted to the applicable taxing authority or duly executed certifications (prepared in accordance with the applicable Treasury Regulations or other authorities) of an exemption from such withholding; provided that the Company shall cooperate in the manner set forth in Section 11.06 with any reasonable requests from such Member for certifications or other information from the Company in connection with satisfying this Section 10.07(c) prior to the relevant Transfer (or Redemption or Direct Exchange, as applicable).

Section 10.08 Spousal Consent. In connection with the execution and delivery of this Agreement, any Member who is a natural person will deliver to the Company an executed consent from such Member’s spouse (if any) in the form of Exhibit B-1 attached hereto or a Member’s spouse confirmation of separate property in the form of Exhibit B-2 attached hereto. If, at any time subsequent to the Effective Date such Member becomes legally married (whether in the first instance or to a different spouse), such Member shall cause his or her spouse to execute and deliver to the Company a consent in the form of Exhibit B-1 or Exhibit B-2 attached hereto. Such Member’s non-delivery to the Company of an executed consent in the form of Exhibit B-1 or Exhibit B-2 at any time shall constitute such Member’s continuing representation and warranty that such Member is not legally married as of such date.

Section 10.09 Certain Transactions with respect to the Corporation.

(a) In connection with a Change of Control Transaction, the Manager shall have the right, in its sole discretion, to require each Member to effect a Redemption of all or a portion of such Member’s Units, together with the cancellation of an equal number of shares of Class B Common Stock, pursuant to which such Units will be exchanged for shares of Class A Common Stock (or economically equivalent cash or securities of a successor entity), mutatis mutandis, in accordance with the Redemption provisions of Article XI (applied for this purpose as if the Corporation had delivered an Election Notice that specified a Share Settlement with respect to such Redemption) and otherwise in accordance with this Section 10.09(a). Any such Redemption pursuant to this Section 10.09(a) shall be effective immediately prior to the consummation of such Change of Control Transaction (and, for the avoidance of doubt, shall be contingent upon the consummation of such Change of Control Transaction and shall not be effective if such Change of Control Transaction is not consummated) (the date of such Redemption pursuant to this Section 10.09(a), the “Change of Control Date”). From and after the Change of Control Date, (i) the Units and any shares of Class B Common Stock subject to such Redemption shall be deemed to be transferred to the Corporation on the Change of Control Date and (ii) each such Member shall cease to have any rights with respect to the Units and any shares of Class B Common Stock subject to such Redemption (other than the right to receive shares of Class A Common Stock (or economically equivalent cash or equity securities in a successor entity) pursuant to such Redemption). In the event the Manager desires to initiate the provisions of this Section 10.09, the Manager shall provide written notice of an expected Change of Control Transaction to all Members within the earlier of (x) five (5) Business Days following the execution of an agreement with respect to such Change of Control Transaction and (y) ten (10) Business Days before the proposed date upon which the contemplated Change of Control Transaction is to be effected, including in such notice such information as may reasonably describe the Change of Control Transaction, subject to Law, including the date of execution of such agreement or such proposed effective date, as applicable, the amount and types of consideration to be paid for shares of Class A Common Stock in the Change of Control Transaction and any election with respect to types of consideration that a holder of shares of Class A Common Stock, as applicable, shall be entitled to make in connection with a Change of Control Transaction (which election shall be available to each Member on the same terms as holders of shares of Class A Common Stock). Following delivery of such notice and on or prior to the Change of Control Date, the Members shall take all actions reasonably requested by the Corporation to effect such Redemption in accordance with the terms of Article XI, including taking any action and delivering any document required pursuant to this Section 10.09(a) to effect such Redemption. Notwithstanding the foregoing, in the event the Manager requires the Members to exchange less than all of their outstanding Units (and to surrender a corresponding number of shares of Class B Common Stock for cancellation), each Member’s participation in the Change of Control Transaction shall be reduced pro rata.

(b) In the event that a tender offer, share exchange offer, issuer bid, take-over bid, recapitalization, or similar transaction with respect to Class A Common Stock (a “Pubco Offer”) is proposed by the Corporation or is proposed to the Corporation or its stockholders and approved by the Corporate Board or is otherwise effected or to be effected with the consent or approval of the Corporate Board, the Manager shall provide written notice of the Pubco Offer to all Members within the earlier of (i) five (5) Business Days following the execution of an agreement (if applicable) with respect to, or the commencement of (if applicable), such Pubco Offer and (ii) ten (10) Business Days before the proposed date upon which the Pubco Offer is to be effected, including in such notice such information as may reasonably describe the Pubco Offer, subject to Law, including the date of execution of such agreement (if applicable) or of such commencement (if applicable), the material terms of such Pubco Offer, including the amount and types of consideration to be received by holders of shares of Class A Common Stock in the Pubco Offer, any election with respect to types of consideration that a holder of shares of Class A Common Stock, as applicable, shall be entitled to make in connection with such Pubco Offer, and the number of Units (and the corresponding shares of Class B Common Stock) held by such Member that is applicable to such Pubco Offer. The Members (other than the Manager) shall be permitted to participate in such Pubco Offer by delivering a written notice of participation that is effective immediately prior to the consummation of such Pubco Offer (and that is contingent upon consummation of such offer), and shall include such information necessary for consummation of such offer as requested by the Corporation. In the case of any Pubco Offer that was initially proposed by the Corporation, the Corporation shall use reasonable best efforts to enable and permit the Members (other than the Manager) to participate in such transaction to the same extent or on an economically equivalent basis as the holders of shares of Class A Common Stock, and to enable such Members to participate in such transaction without being required to exchange Units or shares of Class B Common Stock prior to the consummation of such transaction. For the avoidance of doubt, in no event shall Common Unitholders be entitled to receive in such Pubco Offer aggregate consideration for each Common Unit that is greater than the consideration payable in respect of each share of Class A Common Stock in connection with a Pubco Offer.

(c) In the event that a transaction or proposed transaction constitutes both a Change of Control Transaction and a Pubco Offer, the provisions of Section 10.09(a) shall take precedence over the provisions of Section 10.09(b) with respect to such transaction, and the provisions of Section 10.09(b) shall be subordinate to provisions of Section 10.09(a), and may only be triggered if the Manager elects to waive the provisions of Section 10.09(a).

Article XI
REDEMPTION AND DIRECT EXCHANGE RIGHTS

Section 11.01 Redemption Right of a Member.

(a) Each Member (other than the Corporation and its Subsidiaries) shall be entitled to cause the Company to redeem (a “Redemption”) all or any portion of its Common Units in whole or in part (the “Redemption Right”) (i) with respect to an Unrestricted Redemption, at any time and from time to time following the waiver or expiration of any contractual lock-up period relating to the shares of the Corporation that may be applicable to such Member and (ii) in any other case, during the Quarterly Redemption Notice Period preceding the desired Redemption Date; provided that, (x) with respect to any Redemption, a Member shall be required to redeem at least 50,000 Common Units if a Redemption is for less than all of a Member’s remaining Common Units, (y) with respect to any Unrestricted Redemption, other than an Unrestricted Redemption that is in connection with a Permitted Redemption Event, a Member shall not be entitled to request more than one Redemption in any 45-day period and (z) with respect to any Redemption pursuant to subsection (ii) of this clause (a), the sum of the percentage interests in capital or profits of the Company transferred during the taxable year does not exceed 10% of the total interests in capital or profits of the Company determined pursuant to the rules of Treasury Regulations Section 1.7704-1(f)(3). Notwithstanding the foregoing, a Member may exercise its Redemption Right with respect to any of the then-held Common Units of such Member if such Redemption Right is exercised in connection with the valid exercise of such Member’s rights to have the shares of Class A Common Stock issuable in connection with such Redemption participate in an offering of securities by the Corporation or any other Member (i.e., “piggyback” rights) pursuant to the Registration Rights Agreement. A Member desiring to exercise its Redemption Right (each, a “Redeeming Member”) shall exercise such right by giving written notice (the “Redemption Notice”) to the Company with a copy to the Corporation. The Redemption Notice shall specify the number of Common Units (the “Redeemed Units”) that the Redeeming Member intends to have the Company redeem and the applicable Redemption Date; provided that the Company, the Corporation and the Redeeming Member may change the number of Redeemed Units and/or the Redemption Date specified in such Redemption Notice to another number and/or date by mutual agreement signed in writing by each of them; provided further that in the event the Corporation elects a Share Settlement in connection with an Unrestricted Redemption, the Unrestricted Redemption may be conditioned (including as to timing) by the Redeeming Member on the closing of a purchase by another Person (whether in an underwritten offering, tender or exchange offer, or otherwise) of the shares of Class A Common Stock that may be issued in connection with such proposed Unrestricted Redemption. Subject to Section 11.03 and unless the Redeeming Member timely has delivered a Retraction Notice as provided in Section 11.01(c) or has revoked or delayed a Redemption as provided in Section 11.01(d), on the Redemption Date (to be effective immediately prior to the close of business on the Redemption Date):

(i) the Redeeming Member shall Transfer and surrender, free and clear of all liens and encumbrances (x) the Redeemed Units to the Company (including any certificates representing the Redeemed Units if they are certificated), and (y) a number of shares of Class B Common Stock (together with any Corresponding Rights) equal to the number of Redeemed Units to the Corporation, to the extent applicable;

(ii) the Company shall (x) cancel the Redeemed Units, (y) transfer to the Redeeming Member the consideration to which the Redeeming Member is entitled under Section 11.01(b), and (z) if the Units are certificated, issue to the Redeeming Member a certificate for a number of Common Units equal to the difference (if any) between the number of Common Units evidenced by the certificate surrendered by the Redeeming Member pursuant to clause (i) of this Section 11.01(a) and the Redeemed Units; and

(iii) the Corporation shall cancel and retire for no consideration the shares of Class B Common Stock (together with any Corresponding Rights) that were Transferred to the Corporation pursuant to Section 11.01(a)(i)(y) above.

(b) The Corporation shall have the option (as determined by at least two (2) of its independent directors (within the meaning of the rules of the Stock Exchange) who are disinterested), as provided in Section 11.02, to elect to have the Redeemed Units be redeemed in consideration for either a Share Settlement or a Cash Settlement; provided, for the avoidance of doubt, that the Corporation may elect to have the Redeemed Units be redeemed in consideration for a Cash Settlement only to the extent that the Corporation has cash available in an amount equal to at least the Redeemed Units Equivalent. The Corporation shall give written notice (the “Election Notice”) to the Company (with a copy to the applicable Redeeming Member) of such election within two (2) Business Days of receiving the Redemption Notice; provided that if the Corporation does not timely deliver an Election Notice, the Corporation shall be deemed to have elected the Share Settlement method. If the Corporation elects a Share Settlement (including in connection with a Direct Exchange pursuant to Section 11.03), the Corporation shall deliver or cause to be delivered the number of shares of Class A Common Stock deliverable upon such Share Settlement as promptly as practicable (but not later than three (3) Business Days) after the Redemption Date, at the offices of the then-acting registrar and transfer agent of the shares of Class A Common Stock (or, if there is no then-acting registrar and transfer agent of Class A Common Stock, at the principal executive offices of the Corporation), registered in the name of the relevant Redeeming Member (or in such other name as is requested in writing by the Redeeming Member), in certificated or uncertificated form, as determined by the Corporation; provided that to the extent the shares of Class A Common Stock are settled through the facilities of The Depository Trust Company, upon the written instruction of the Redeeming Member set forth in the Redemption Notice, the Corporation shall use its commercially reasonable efforts to deliver the shares of Class A Common Stock deliverable to such Redeeming Member through the facilities of The Depository Trust Company, to the account of the participant of The Depository Trust Company designated by such Redeeming Member by no later than the close of business on the Business Day immediately following the Redemption Date.

(c) In the event the Corporation elects the Cash Settlement in connection with any Unrestricted Redemption, the Redeeming Member may retract its Redemption Notice by giving written notice (the “Retraction Notice”) to the Company (with a copy to the Corporation) within three (3) Business Days of delivery of the Election Notice. Subject to the last two sentences of this Section 11.01(c), if, in the case of a Redemption that is not an Unrestricted Redemption, the Class A Common Stock Value (determined by treating the last full Trading Day that is three Business Days immediately prior to the applicable Redemption Date as the final measurement date of such five-day period used to calculate the Class A Common Stock Value) decreases by more than 10% from the Class A Common Stock Value (determined by treating the last full Trading Day that is immediately prior to the date of delivery the applicable Redemption Notice as the final measurement date of such five-day period used to calculate the Class A Common Stock Value), the Redeeming Member may elect to retract its Redemption Notice by giving written notice of such election (a “Restricted Retraction Notice”) to the Corporation and the Company no later than three Business Days prior to the Redemption Date. The timely delivery of a Retraction Notice or Restricted Retraction Notice, as applicable, shall terminate all of the Redeeming Member’s, the Company’s and the Corporation’s rights and obligations under this Section 11.01 arising from the applicable Redemption Notice or Restricted Retraction Notice (but not, for the avoidance of doubt, from any Redemption Notice or Restricted Retraction Notice not retracted or that may be delivered in the future). A Redeeming Member may deliver a Restricted Retraction Notice only once in every 12-month period (and any additional Restricted Retraction Notice delivered by such Redeeming Member within such 12-month period shall be deemed null and void ab initio and ineffective with respect to the revocation of the Redemption specified therein). A Redeeming Member who revokes a Redemption pursuant to a Restricted Retraction Notice may not participate in the Redemption to occur on the next Quarterly Redemption Date immediately following the Quarterly Redemption Date with respect to which the Restricted Retraction Notice pertains.

(d) In the event the Corporation elects a Share Settlement in connection with a Redemption, a Redeeming Member shall be entitled to revoke its Redemption Notice or Restricted Retraction Notice or delay the consummation of a Redemption if any of the following conditions exists:

(i) any registration statement pursuant to which the resale of the Class A Common Stock to be registered for such Redeeming Member at or immediately following the consummation of the Redemption shall have ceased to be effective pursuant to any action or inaction by the SEC or no such resale registration statement has yet become effective;

(ii) the Corporation shall have failed to cause any related prospectus to be supplemented by any required prospectus supplement necessary to effect such Redemption;

(iii) the Corporation shall have exercised its right to defer, delay or suspend the filing or effectiveness of a registration statement and such deferral, delay or suspension shall affect the ability of such Redeeming Member to have its Class A Common Stock registered at or immediately following the consummation of the Redemption;

(iv) the Redeeming Member is in possession of any material non-public information concerning the Corporation, the receipt of which results in such Redeeming Member being prohibited or restricted from selling Class A Common Stock at or immediately following the Redemption without disclosure of such information (and the Corporation does not permit disclosure of such information);

(v) any stop order relating to the registration statement pursuant to which the Class A Common Stock was to be registered by such Redeeming Member at or immediately following the Redemption shall have been issued by the SEC;

(vi) there shall have occurred a material disruption in the securities markets generally or in the market or markets in which the Class A Common Stock is then traded;

(vii) there shall be in effect an injunction, a restraining order or a decree of any nature of any Governmental Entity that restrains or prohibits the Redemption;

(viii) the Corporation shall have failed to comply in all material respects with its obligations under the Registration Rights Agreement, and such failure shall have affected the ability of such Redeeming Member to consummate the resale of Class A Common Stock to be received upon such Redemption pursuant to an effective registration statement; or

(ix) the Redemption Date would occur three (3) Business Days or less prior to, or during, a Redemption Black-Out Period.

If a Redeeming Member delays the consummation of a Redemption pursuant to this Section 11.01(d), the Redemption Date shall occur on the fifth (5th) Business Day following the date on which the condition(s) giving rise to such delay cease to exist (or such earlier day as the Corporation, the Company and such Redeeming Member may agree in writing).

(e) The number of shares of Class A Common Stock (or Redeemed Units Equivalent, if applicable) (together with any Corresponding Rights) applicable to any Share Settlement or Cash Settlement shall not be adjusted on account of any Distributions previously made with respect to the Redeemed Units or dividends previously paid with respect to Class A Common Stock; provided, however, that if a Redeeming Member causes the Company to redeem Redeemed Units and the Redemption Date occurs subsequent to the record date for any Distribution with respect to the Redeemed Units but prior to payment of such Distribution, the Redeeming Member shall be entitled to receive such Distribution with respect to the Redeemed Units on the date that it is made notwithstanding that the Redeeming Member Transferred and surrendered the Redeemed Units to the Company prior to such date.

(f) In the case of a Share Settlement, in the event a reclassification or other similar transaction occurs following delivery of a Redemption Notice, but prior to the Redemption Date, as a result of which shares of Class A Common Stock are converted into another security, then a Redeeming Member shall be entitled to receive the amount of such other security (and, if applicable, any Corresponding Rights) that the Redeeming Member would have received if such Redemption Right had been exercised and the Redemption Date had occurred immediately prior to the record date of such reclassification or other similar transaction.

(g) Notwithstanding anything to the contrary herein, no Redemption shall be permitted (and, if attempted, shall be void ab initio) if, in the good faith determination of the Company or of the Corporation, such Redemption would have the effect set forth in Section 10.07(b)(v) and (vi), or otherwise pose a material risk that the Company would be a “publicly traded partnership” under Section 7704 of the Code, and the Company or the Corporation may impose additional restrictions on Redemptions during such taxable year as the Company or the Corporation may determine to be necessary or advisable so that the Company is not treated as a “publicly traded partnership” under Section 7704 of the Code.

(h) For the avoidance of doubt, and notwithstanding anything to the contrary herein, a Member shall not be entitled to redeem Redeemed Units to the extent the Corporation determines that such Redemption (i) would be prohibited by law or regulation (including, without limitation, the unavailability of any requisite registration statement filed under the U.S. Securities Act of 1933, as amended) or (ii) would not be permitted under any other agreements with the Corporation or its subsidiaries to which such Member may be party or any written policies of the Corporation related to unlawful or improper trading (including, without limitation, the policies of the Corporation relating to insider trading).

Section 11.02 Election and Contribution of the Corporation. Unless the Redeeming Member has timely delivered a Retraction Notice or Restricted Retraction Notice as provided in Section 11.01(c), or has revoked or delayed a Redemption as provided in Section 11.01(d), subject to Section 11.03 on the Redemption Date (to be effective immediately prior to the close of business on the Redemption Date) (i) the Corporation shall make a Capital Contribution to the Company (in the form of the Share Settlement or the Cash Settlement, as determined by the Corporation in accordance with Section 11.01(b)), and (ii) except in connection with a Direct Exchange pursuant to Section 11.03, the Company shall issue to the Corporation a number of Common Units equal to the number of Redeemed Units surrendered by the Redeeming Member. Notwithstanding any other provisions of this Agreement to the contrary, but subject to Section 11.03, in the event that the Corporation elects a Cash Settlement, the Corporation shall only be obligated to contribute to the Company an amount in respect of such Cash Settlement equal to the Redeemed Units Equivalent with respect to such Cash Settlement, which in no event shall exceed the amount actually paid by the Company to the Redeeming Member as the Cash Settlement. The timely delivery of a Retraction Notice or Restricted Retraction Notice shall terminate all of the Company’s and the Corporation’s rights and obligations under this Section 11.02 arising from the Redemption Notice or Restricted Retraction Notice.

Section 11.03 Direct Exchange Right of the Corporation.

(a) Notwithstanding anything to the contrary in this Article XI (save for the limitations set forth in Section 11.01(b) regarding the Corporation’s option to select the Share Settlement or the Cash Settlement, and without limitation to the rights of the Members under Section 11.01, including the right to revoke a Redemption Notice), the Corporation may, in its sole and absolute discretion (as determined by at least two (2) of its independent directors (within the meaning of the rules of the Stock Exchange) who are disinterested) (subject to the timing limitations set forth on such discretion in Section 11.01(b)), elect to effect on the Redemption Date the exchange of Redeemed Units for the Share Settlement or the Cash Settlement, as the case may be, through a direct exchange of such Redeemed Units and the Share Settlement or the Cash Settlement, as applicable, between the Redeeming Member and the Corporation (a “Direct Exchange”) (rather than contributing the Share Settlement or the Cash Settlement, as the case may be, to the Company in accordance with Section 11.02 for purposes of the Company redeeming the Redeemed Units from the Redeeming Member in consideration of the Share Settlement or the Cash Settlement, as applicable). Upon such Direct Exchange pursuant to this Section 11.03, the Corporation shall acquire the Redeemed Units and shall be treated for all purposes of this Agreement as the owner of such Units.

(b) The Corporation may, at any time prior to a Redemption Date (including after delivery of an Election Notice pursuant to Section 11.01(b)), deliver written notice (an “Exchange Election Notice”) to the Company and the Redeeming Member setting forth its election to exercise its right to consummate a Direct Exchange; provided that such election is subject to the limitations set forth in Section 11.01(b) and does not unreasonably prejudice the ability of the parties to consummate a Redemption or Direct Exchange on the Redemption Date. An Exchange Election Notice may be revoked by the Corporation at any time; provided that any such revocation does not unreasonably prejudice the ability of the parties to consummate a Redemption or Direct Exchange on the Redemption Date. The right to consummate a Direct Exchange in all events shall be exercisable for all of the Redeemed Units that would have otherwise been subject to a Redemption.

(c) Except as otherwise provided by this Section 11.03, a Direct Exchange shall be consummated pursuant to the same timeframe as the relevant Redemption would have been consummated if the Corporation had not delivered an Exchange Election Notice and as follows:

(i) the Redeeming Member shall transfer and surrender, free and clear of all liens and encumbrances (x) the Redeemed Units and (y) a number of shares of Class B Common Stock (together with any Corresponding Rights) equal to the number of Redeemed Units, to the extent applicable, in each case, to the Corporation;

(ii) the Corporation shall (x) pay to the Redeeming Member the Share Settlement or the Cash Settlement, as applicable, and (y) cancel and retire for no consideration the shares of Class B Common Stock (together with any Corresponding Rights) that were Transferred to the Corporation pursuant to Section 11.03(c)(i)(y) above; and

(iii) the Company shall (x) register the Corporation as the owner of the Redeemed Units and (y) if the Units are certificated, issue to the Redeeming Member a certificate for a number of Common Units equal to the difference (if any) between the number of Common Units evidenced by the certificate surrendered by the Redeeming Member pursuant to Section 11.03(c)(i)(x) and the Redeemed Units, and issue to the Corporation a certificate for the number of Redeemed Units.

Section 11.04 Reservation of Shares of Class A Common Stock; Listing; Certificate of the Corporation.

(a) At all times the Corporation shall reserve and keep available out of its authorized but unissued Class A Common Stock, solely for the purpose of issuance upon a Share Settlement in connection with a Redemption or Direct Exchange, such number of shares of Class A Common Stock as shall be issuable upon any such Share Settlement pursuant to a Redemption or Direct Exchange; provided that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of any such Share Settlement pursuant to a Redemption or Direct Exchange by delivery of purchased Class A Common Stock (which may or may not be held in the treasury of the Corporation) or by way of Cash Settlement. The Corporation shall deliver Class A Common Stock that has been registered under the Securities Act with respect to any Share Settlement pursuant to a Redemption or Direct Exchange to the extent a registration statement is effective and available with respect to such shares; provided that all such unregistered shares of Class A Common Stock (if any) shall be entitled to the registration rights set forth in the Registration Rights Agreement if the holders thereof are party to the Registration Rights Agreement and have such rights thereunder. The Corporation shall use its commercially reasonable efforts to list the Class A Common Stock required to be delivered upon any such Share Settlement pursuant to a Redemption or Direct Exchange prior to such delivery upon each national securities exchange upon which the outstanding shares of Class A Common Stock are listed at the time of such Share Settlement pursuant to a Redemption or Direct Exchange (it being understood that any such shares may be subject to transfer restrictions under applicable securities Laws). The Corporation covenants that all shares of Class A Common Stock issued in connection with a Share Settlement pursuant to a Redemption or Direct Exchange will, upon issuance, be validly issued, fully paid and non-assessable. The provisions of this Article XI shall be interpreted and applied in a manner consistent with any corresponding provisions of the Corporation’s certificate of incorporation (if any).

(b) Prior to any Redemption or Direct Exchange effected pursuant to this Agreement, the Corporation shall take all such steps as may be required to cause to qualify for exemption under Rule 16b-3(d) or (e), as applicable, under the Exchange Act, and to be exempt for purposes of Section 16(b) under the Exchange Act, any acquisitions from, or dispositions to, the Corporation of equity securities of Corporation (including derivative securities with respect thereto) and any securities that may be deemed to be equity securities or derivative securities of the Corporation for such purposes that result from the transactions contemplated by this Agreement, by each officer or director of the Corporation, including any director by deputization. The authorizing resolutions shall be approved by either the Corporate Board or a committee thereof composed solely of two or more Non-Employee Directors (as defined in Rule 16b-3 under the Exchange Act) of the Corporation (with the authorizing resolutions specifying the name of each such director whose acquisition or disposition of securities is to be exempted and the number of securities that may be acquired and disposed of by each such Person pursuant to this Agreement).

Section 11.05 Effect of Exercise of Redemption or Direct Exchange. This Agreement shall continue notwithstanding the consummation of a Redemption or Direct Exchange by a Member and all rights set forth herein shall continue in effect with respect to the remaining Members and, to the extent the Redeeming Member has a remaining Unit following such Redemption or Direct Exchange, the Redeeming Member. No Redemption or Direct Exchange shall relieve a Redeeming Member, the Company or the Corporation of any prior breach of this Agreement by such Redeeming Member, the Company or the Corporation.

Section 11.06 Tax Treatment.

(a) Unless otherwise required by applicable Law, the parties hereto acknowledge and agree that a Redemption or a Direct Exchange, as the case may be, shall be treated as a direct exchange between the Corporation and the Redeeming Member for U.S. federal and applicable state and local income tax purposes. For U.S. federal income (and applicable state and local) tax purposes, each of the Redeeming Member, the Company and the Corporation agree to treat each Redemption or Direct Exchange as a sale of such Redeeming Member’s Common Units (together with the same number of Class B Common Stock) to the Corporation in exchange for Class A Common Stock or cash, as applicable (with no such consideration being allocated to such Class B Common Stock, which shall be deemed to have no value for purposes of such exchange).

(b) The issuance of Class A Common Stock upon a Redemption or Direct Exchange shall be made without charge to the Redeeming Member for any stamp or other similar tax in respect of such issuance, except that if any shares of such Class A Common Stock are to be issued in a name other than that of the Redeeming Member, then the Person or Persons in whose names such shares are to be issued shall pay to the Corporation the amount of any tax payable in respect of any Transfer involved in such issuance or establish to the satisfaction of the Corporation that such tax has been paid or is not payable.

(c) Each of the Company and the Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable upon a Redemption or Direct Exchange such amounts as may be required to be deducted or withheld therefrom under the Code or any provision of applicable Law, and to the extent deduction and withholding is required, such deduction and withholding may be taken in Class A Common Stock. Prior to making such deduction or withholding, the Company shall use commercially reasonable efforts to give written notice to the Redeeming Member and reasonably cooperate with such Redeeming Member to reduce or avoid any such withholding. To the extent such amounts are so deducted or withheld and paid over to the relevant governmental authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Redeeming Member, and, if withholding is taken in Class A Common Stock, the relevant withholding party shall be treated as having sold such Class A Common Stock on behalf of such Redeeming Member for an amount of cash equal to the Fair Market Value thereof at the time of such deemed sale and paid such cash proceeds to the appropriate governmental authority.

Section 11.07 Company Exchange and Redemption Right. At the discretion of the Corporation, and provided that the Class A Common Stock is listed or admitted to trading on the Stock Exchange, the Common Units are subject to mandatory Redemption in each of the following circumstances:

(a) if the Corporation/Company has obtained the consent of holders of at least 66 2/3% of the Common Units then outstanding (excluding all Common Units held directly or indirectly by the Corporation), then all Members will be required to redeem all outstanding Common Units then held by the Members;

(b) if the Members (other than the Corporation and its direct or indirect wholly owned Subsidiaries) hold less than 10% of the then-outstanding Common Units, then all Members will be required to redeem all outstanding Common Units then held by the Members; and

(c) if at any time the Company has more than 85 partners, within the meaning of Treasury Regulations Section 1.7704-1(h)(1) (determined pursuant to the rules of Treasury Regulations Section 1.7704-1(h)(3)), then any or all Members who hold less than 1% of the Common Units then outstanding (excluding all Common Units held directly or indirectly by the Corporation) will be required to redeem all of their Common Units then held by such Member(s) (the foregoing clauses (a), (b) and (c), a “Company Redemption Right”).

The Company shall exercise the Company Redemption Right by delivering written notice to each Member subject of the Redemption (the “Company Redemption Notice”) not later than five (5) Business Days prior to the proposed Redemption Date, which notice shall specify the Redemption Date and whether the redemption shall be effected through a Cash Settlement, a Share Settlement or a Direct Exchange. The Member whose Common Units are the subject of the Company Redemption Notice shall not have the right to deliver a Retraction Notice or otherwise cancel or reverse the Company’s decision to proceed with the Redemption. Except as otherwise provided in this Section 11.07, the Company Redemption Right shall be settled in accordance with the provisions of this Article XI. Notwithstanding anything in this Article XI, the Company’s right to cause a Redemption and/or Exchange under this Section 11.07 shall apply to any and all Common Units (including those Common Units that are subject to vesting conditions held by a Member and its Affiliates), and any shares of Class A Common Stock received in exchange or redemption of any such Common Units which are subject to vesting conditions shall be subject to the same vesting conditions and in the same proportions as such Common Units. Notwithstanding the foregoing, the Common Units shall in no event be subject to a Company Redemption Right unless, in the event of a Share Settlement of such Company Redemption Right, (x) there is an active shelf registration statement in effect with respect to all of the Common Units that would be subject to Redemption and (y) the Class A Common Stock issuable in connection with such Redemption shall not be subject to any lockup or other restrictions on Transfer.

Article XII
ADMISSION OF MEMBERS

Section 12.01 Substituted Members. Subject to the provisions of Article X hereof, in connection with the Permitted Transfer of a Unit hereunder, the Permitted Transferee shall become a Substituted Member on the effective date of such Transfer, which effective date shall not be earlier than the date of compliance with the conditions to such Transfer, and such admission shall be shown on the books and records of the Company, including the Schedule of Members.

Section 12.02 Additional Members . Subject to the provisions of Article X hereof, any Person that is not a Member as of the Effective Date may be admitted to the Company as an additional Member (any such Person, an “Additional Member”) only upon furnishing to the Manager (a) duly executed Joinder and counterparts to any applicable Other Agreements and (b) such other documents or instruments as may be reasonably necessary or appropriate to effect such Person’s admission as a Member (including entering into such documents as may reasonably be requested by the Manager). Such admission shall become effective on the date on which the Manager determines in its sole discretion that such conditions have been satisfied and when any such admission is shown on the books and records of the Company, including the Schedule of Members.

Article XIII
WITHDRAWAL AND RESIGNATION; TERMINATION OF RIGHTS

Section 13.01 Withdrawal and Resignation of Members. Except in the event of Transfers pursuant to Section 10.06 and the Manager’s right to resign pursuant to Section 6.03, no Member shall have the power or right to withdraw or otherwise resign as a Member from the Company prior to the dissolution and winding up of the Company pursuant to Article XIV. Any Member, however, that attempts to withdraw or otherwise resign as a Member from the Company without the prior written consent of the Manager upon or following the dissolution and winding up of the Company pursuant to Article XIV, but prior to such Member receiving the full amount of Distributions from the Company to which such Member is entitled pursuant to Article XIV, shall be liable to the Company for all damages (including all lost profits and special, indirect and consequential damages) directly or indirectly caused by the withdrawal or resignation of such Member. Upon a Transfer of all of a Member’s Units in a Transfer permitted by this Agreement, subject to the provisions of Section 10.06, such Member shall cease to be a Member.

Article XIV
DISSOLUTION AND LIQUIDATION

Section 14.01 Dissolution. The Company shall not be dissolved by the admission of Additional Members or Substituted Members or the attempted withdrawal, removal, dissolution, Bankruptcy or resignation of a Member. The Company shall dissolve, and its affairs shall be wound up, upon (a “Liquidating Event”):

(a) the decision of the Manager together with the written approval of the Common Unitholders holding a majority of the Common Units to dissolve the Company (excluding for purposes of such calculation the Corporation and all Common Units held directly or indirectly by it);

(b) a dissolution of the Company under Section 18-801(4) of the Delaware Act, unless the Company is continued without dissolution pursuant thereto; or

(c) the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Delaware Act.

Except as otherwise set forth in this Article XIV, the Company is intended to have perpetual existence. An Event of Withdrawal shall not in and of itself cause a dissolution of the Company and the Company shall continue in existence subject to the terms and conditions of this Agreement.

Section 14.02 Winding up. Subject to Section 14.05, on dissolution of the Company, the Manager shall act as liquidating trustee or may appoint one or more Persons as liquidating trustee (each such Person, a “Liquidator”). The Liquidators shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Delaware Act. The costs of liquidation shall be borne as an expense of the Company. Until final distribution, the Liquidators shall, to the fullest extent permitted by applicable Law, continue to operate the properties of the Company with all of the power and authority of the Manager. The steps to be accomplished by the Liquidators are as follows:

(a) as promptly as possible after dissolution and again after final liquidation, the Liquidators shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable;

(b) the Liquidators shall pay, satisfy or discharge from the Company’s funds, or otherwise make adequate provision for payment and discharge thereof (including, without limitation, the establishment of a cash fund for contingent, conditional and unmatured liabilities in such amount and for such term as the Liquidators may reasonably determine) the following: first, all of the debts, liabilities and obligations of the Company owed to creditors other than the Members in satisfaction of the liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof), including all expenses incurred in connection with the liquidations; and second, all of the debts, liabilities and obligations of the Company owed to the Members (other than any payments or distributions owed to such Members in their capacity as Members pursuant to this Agreement); and

(c) following any payments pursuant to the foregoing Section 14.02(b), all remaining assets of the Company shall be distributed:

(i) to the Series A Preferred Units an amount equal to the Liquidation Preference; and

(ii) the balance to the Members in accordance with Section 4.01(a)(ii) by the end of the Taxable Year during which the liquidation of the Company occurs (or, if later, by ninety (90) days after the date of the liquidation).

The distribution of cash and/or property to the Members in accordance with the provisions of this Section 14.02 and Section 14.03 below shall constitute a complete return to the Members of their Capital Contributions, a complete distribution to the Members of their interest in the Company and all of the Company’s property and shall constitute a compromise to which all Members have consented within the meaning of the Delaware Act. To the extent that a Member returns funds to the Company, it has no claim against any other Member for those funds.

Section 14.03 Deferment Distribution in Kind. Notwithstanding the provisions of Section 14.02, but subject to the order of priorities set forth therein, if upon dissolution of the Company the Liquidators determine that an immediate sale of part or all of the Company’s assets would be impractical or would cause undue loss (or would otherwise not be beneficial) to the Members, the Liquidators may, in their sole discretion and the fullest extent permitted by applicable Law, defer for a reasonable time the liquidation of any assets except those necessary to satisfy the Company’s liabilities (other than loans to the Company by any Member(s)) and reserves. Subject to the order of priorities set forth in Section 14.02, the Liquidators may, in their sole discretion, distribute to the Members, in lieu of cash, either (a) all or any portion of such remaining assets in-kind of the Company in accordance with the provisions of Section 14.02(c), (b) as tenants in common and in accordance with the provisions of Section 14.02(c), undivided interests in all or any portion of such assets of the Company or (c) a combination of the foregoing. Any such Distributions in-kind shall be subject to (y) such conditions relating to the disposition and management of such assets as the Liquidators deem reasonable and equitable and (z) the terms and conditions of any agreements governing such assets (or the operation thereof or the holders thereof) at such time. Any assets of the Company distributed in kind will first be written up or down to their Fair Market Value, thus creating Profit or Loss (if any), which shall be allocated in accordance with Article V. The Liquidators shall determine the Fair Market Value of any property distributed.

Section 14.04 Cancellation of Certificate. On completion of the winding up of the Company as provided herein, the Manager (or such other Person or Persons as the Delaware Act may require or permit) shall file a certificate of cancellation of the Certificate with the Secretary of State of Delaware, cancel any other filings made pursuant to this Agreement that should be canceled and take such other actions as may be necessary to terminate the existence of the Company. The Company shall continue in existence for all purposes of this Agreement until it is terminated pursuant to this Section 14.04.

Section 14.05 Reasonable Time for Winding Up. A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Company and the liquidation of its assets pursuant to Sections 14.02 and 14.03 in order to minimize any losses otherwise attendant upon such winding up.

Section 14.06 Return of Capital. The Liquidators shall not be personally liable for the return of Capital Contributions or any portion thereof to the Members (it being understood that any such return shall be made solely from assets of the Company).

Article XV
GENERAL PROVISIONS

Section 15.01 Power of Attorney.

(a) Each Member hereby constitutes and appoints the Manager (or the Liquidator, if applicable) with full power of substitution, as his or her true and lawful agent and attorney-in-fact, with full power and authority in his, her or its name, place and stead, to:

(i) execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (A) this Agreement, all certificates and other instruments and all amendments thereof which the Manager deems appropriate or necessary to form, qualify, or continue the qualification of, the Company as a limited liability company in the State of Delaware and in all other jurisdictions in which the Company may conduct business or own property; (B) all instruments which the Manager deems appropriate or necessary to reflect any amendment, change, modification or restatement of this Agreement in accordance with its terms; (C) all conveyances and other instruments or documents which the Manager deems appropriate or necessary to reflect the dissolution, winding up and termination of the Company pursuant to the terms of this Agreement, including a certificate of cancellation; and (D) all instruments relating to the admission, substitution or resignation of any Member pursuant to Article XII or XIII; and

(ii) sign, execute, swear to and acknowledge all ballots, consents, approvals, waivers, certificates and other instruments appropriate or necessary, in the reasonable judgment of the Manager, to evidence, confirm or ratify any vote, consent, approval, agreement or other action which is made or given by the Members hereunder or is consistent with the terms of this Agreement, in the reasonable judgment of the Manager, to effectuate the terms of this Agreement.

(b) The foregoing power of attorney is irrevocable and coupled with an interest, and shall survive the death, disability, incapacity, dissolution, Bankruptcy, insolvency or termination of any Member and the transfer of all or any portion of his, her or its Units and shall extend to such Member’s heirs, successors, assigns and personal representatives.

Section 15.02 Confidentiality.

(a) Each of the Members (other than the Corporation) agrees to hold the Company’s Confidential Information in confidence and may not disclose or use such information except as otherwise authorized separately in writing by the Manager. “Confidential Information” as used herein includes all non-public information concerning the Company or its Subsidiaries including, but not limited to, ideas, financial product structuring, business strategies, innovations and materials, all aspects of the Company’s business plan, proposed operation and products, corporate structure, financial and organizational information, analyses, proposed partners, software code and system and product designs, employees and their identities, equity ownership, the methods and means by which the Company plans to conduct its business, all trade secrets, trademarks, tradenames and all intellectual property associated with the Company’s business. With respect to each Member, Confidential Information does not include information or material that: (a) is rightfully in the possession of such Member at the time of disclosure by the Company; (b) before or after it has been disclosed to such Member by the Company, becomes part of public knowledge, not as a result of any action or inaction of such Member in violation of this Agreement; (c) is approved for release by written authorization of the Chief Executive Officer, Chief Financial Officer or General Counsel of the Company or of the Corporation, or any other officer designated by the Manager; (d) is disclosed to such Member or their representatives by a third party not, to the knowledge of such Member, in violation of any obligation of confidentiality owed to the Company with respect to such information; or (e) is or becomes independently developed by such Member or their respective representatives without use of or reference to the Confidential Information.

(b) Solely to the extent it is reasonably necessary or appropriate to fulfill its obligations or to exercise its rights under this Agreement, each of the Members may disclose Confidential Information to its Subsidiaries, Affiliates, partners, directors, officers, employees, counsel, advisers, consultants, outside contractors and other agents, on the condition that such Persons keep the Confidential Information confidential to the same extent as such Member is required to keep the Confidential Information confidential; provided that such Member shall remain liable with respect to any breach of this Section 15.02 by any such Subsidiaries, Affiliates, partners, directors, officers, employees, counsel, advisers, consultants, outside contractors and other agents (as if such Persons were party to this Agreement for purposes of this Section 15.02).

(c) Notwithstanding Section 15.02(a) or Section 15.02(b), each of the Members may disclose Confidential Information (i) to the extent that such Member is required by Law (by oral questions, interrogatories, request for information or documents, subpoena, civil investigative demand or similar process) to disclose any of the Confidential Information, (ii) for purposes of reporting to its stockholders and direct and indirect equity holders (each of whom are bound by customary confidentiality obligations) the performance of the Company and its Subsidiaries and for purposes of including applicable information in its financial statements to the extent required by applicable Law or applicable accounting standards; or (iii) to any bona fide prospective purchaser of the equity or assets of a Member, or the Common Units held by such Member (provided, in each case, that such Member determines in good faith that such prospective purchaser would be a Permitted Transferee), or a prospective merger partner of such Member (provided that (i) such Persons will be informed by such Member of the confidential nature of such information and shall agree in writing to keep such information confidential in accordance with the contents of this Agreement and (ii) each Member will be liable for any breaches of this Section 15.02 by any such Persons (as if such Persons were party to this Agreement for purposes of this Section 15.02)). Notwithstanding any of the foregoing, nothing in this Section 15.02 will restrict in any manner the ability of the Corporation to comply with its disclosure obligations under Law, and the extent to which any Confidential Information is necessary or desirable to disclose.

Section 15.03 Amendments. Except as otherwise contemplated by this Agreement, this Agreement may be amended or modified upon the written consent of the Manager, together with the written consent of the holders of a majority of the Common Units then outstanding (excluding all Common Units held directly or indirectly by the Corporation). Notwithstanding the foregoing, no amendment or modification:

(a) to this Section 15.03 may be made without the prior written consent of the Manager and each of the Members;

(b) to any of the terms and conditions of this Agreement which terms and conditions expressly require the approval or action of certain Persons may be made without obtaining the consent of the requisite number or specified percentage of such Persons who are entitled to approve or take action on such matter; and

(c) to any of the terms and conditions of this Agreement which would (A) reduce the amounts distributable to a Member pursuant to Articles IV and XIV in a manner that is not pro rata with respect to all Members, (B) increase the liabilities of such Member hereunder, (C) otherwise materially and adversely affect a holder of Units (with respect to such Units) in a manner materially disproportionate to any other holder of Units of the same class or series (with respect to such Units) (other than amendments, modifications and waivers necessary to implement the provisions of Article XII) or (D) materially and adversely affect the rights of any Member under Section 3.03, Section 3.04, Section 7.01, Section 7.04, Article X or Article XI, shall be effective against such affected Member or holder of Units, as the case may be, without the prior written consent of such Member or holder of Units, as the case may be.

Notwithstanding any of the foregoing, the Manager may make any amendment (i) of an administrative nature that is necessary in order to implement the substantive provisions hereof, without the consent of any other Member; provided that any such amendment does not adversely change the rights of the Members hereunder in any respect, or (ii) to reflect any changes to the Class A Common Stock or Class B Common Stock or the issuance of any other capital stock of the Corporation.

Section 15.04 Title to Company Assets. Company assets shall be owned by the Company as an entity, and no Member, individually or collectively, shall have any ownership interest in such assets of the Company or any portion thereof. The Company shall hold title to all of its property in the name of the Company and not in the name of any Member. All assets of the Company shall be recorded as the property of the Company on its books and records, irrespective of the name in which legal title to such assets is held. The Company’s credit and assets shall be used solely for the benefit of the Company, and no asset of the Company shall be transferred or encumbered for, or in payment of, any individual obligation of any Member.

Section 15.05 Addresses and Notices. All notices and other communications to be given to any party hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service, or when received in the form of an electronic transmission (receipt confirmation requested), and shall be directed to the address set forth, or at such address or to the attention of such other person as the recipient party has specified by prior written notice to the Company or the sending party.

To the Company:

Prometheus Holdings LLC

500 W. 7th Street

Suite 1500

Fort Worth, Texas 76102

with a copy (which copy shall not constitute notice) to:

Sidley Austin LLP

1999 Avenue of the Stars

17th Floor

Los Angeles, California 90067

Attention:	Jeremy B. Pettit
George	J. Vlahakos
E-mail:	jpettit@sidley.com
gvlahakos@sidley.com

To the Corporation:

Presidio PubCo Inc. (f/k/a Prometheus PubCo Inc.)

500 W. 7th Street

Suite 1500

Fort Worth, Texas 76102

with a copy (which copy shall not constitute notice) to:

Sidley Austin LLP

1999 Avenue of the Stars

17th Floor

Los Angeles, California 90067

Attention:	Jeremy B. Pettit
George	J. Vlahakos
E-mail:	jpettit@sidley.com
gvlahakos@sidley.com

To the Members, as set forth on Schedule 1.

Section 15.06 Binding Effect; Intended Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 15.07 Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company or any of its Affiliates, and no creditor who makes a loan to the Company or any of its Affiliates may have or acquire (except pursuant to the terms of a separate agreement executed by the Company in favor of such creditor) at any time as a result of making the loan any direct or indirect interest in Profits, Losses, Distributions, capital or property of the Company other than as a secured creditor.

Section 15.08 Waiver . No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.

Section 15.09 Counterparts. This Agreement may be executed in separate counterparts, each of which will be an original and all of which together shall constitute one and the same agreement binding on all the parties hereto.

Section 15.10 Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Any suit, dispute, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement shall be heard in the state or federal courts of the State of Delaware, and the parties hereby consent to the exclusive jurisdiction of such court (and of the appropriate appellate courts) in any such suit, action or proceeding and waives any objection to venue laid therein. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, PROCESS IN ANY SUCH SUIT, ACTION OR PROCEEDING MAY BE SERVED ON ANY PARTY ANYWHERE IN THE WORLD, WHETHER WITHIN OR WITHOUT THE JURISDICTION OF ANY SUCH COURT (INCLUDING BY PREPAID CERTIFIED MAIL WITH A VALIDATED PROOF OF MAILING RECEIPT) AND SHALL HAVE THE SAME LEGAL FORCE AND EFFECT AS IF SERVED UPON SUCH PARTY PERSONALLY WITHIN THE STATE OF DELAWARE. WITHOUT LIMITING THE FOREGOING, TO THE FULLEST EXTENT PERMITTED BY LAW, THE PARTIES AGREE THAT SERVICE OF PROCESS UPON SUCH PARTY AT THE ADDRESS REFERRED TO IN SECTION 15.05 (INCLUDING BY PREPAID CERTIFIED MAIL WITH A VALIDATED PROOF OF MAILING RECEIPT), TOGETHER WITH WRITTEN NOTICE OF SUCH SERVICE TO SUCH PARTY, SHALL BE DEEMED EFFECTIVE SERVICE OF PROCESS UPON SUCH PARTY.

Section 15.11 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

Section 15.12 Further Action. The parties shall execute and deliver all documents, provide all information and take or refrain from taking such actions as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 15.13 Execution and Delivery Electronic Signature and Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement or contemplated hereby or entered into by the Company in accordance herewith, and any amendments hereto or thereto, to the extent signed and delivered by means of an electronic signature and/or electronic transmission, including by a facsimile machine or via email, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of electronic signature or electronic transmission to execute and/or deliver a document or the fact that any signature or agreement or instrument was transmitted or communicated through such electronic transmission as a defense to the formation of a contract and each such party forever waives any such defense.

Section 15.14 Right of Offset. Whenever the Company or the Corporation is to pay any sum (other than pursuant to Article IV) to any Member, any amounts that such Member owes to the Company or the Corporation which are not the subject of a good faith dispute may be deducted from that sum before payment. For the avoidance of doubt, the distribution of Units to the Corporation shall not be subject to this Section 15.14.

Section 15.15 Entire Agreement. This Agreement, those documents expressly referred to herein, any indemnity agreements entered into in connection with the Initial LLC Agreement with any member of the board of directors at that time and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. For the avoidance of doubt, the Initial LLC Agreement is superseded by this Agreement as of the Effective Date and shall be of no further force and effect thereafter.

Section 15.16 Remedies. Each Member shall have all rights and remedies set forth in this Agreement and all rights and remedies which such Person has been granted at any time under any other agreement or contract and all of the rights which such Person has under any Law. Any Person having any rights under any provision of this Agreement or any other agreements contemplated hereby shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by Law.

Section 15.17 Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. The use of the word “including” in this Agreement shall be by way of example rather than by limitation. Reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. Without limiting the generality of the immediately preceding sentence, no amendment or other modification to any agreement, document or instrument that requires the consent of any Person pursuant to the terms of this Agreement or any other agreement will be given effect hereunder unless such Person has consented in writing to such amendment or modification. Wherever required by the context, references to a Fiscal Year shall refer to a portion thereof. The use of the words “or,” “either” and “any” shall not be exclusive. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

IN WITNESS WHEREOF, the undersigned have executed or caused to be executed on their behalf this Amended and Restated Limited Liability Company Agreement as of the date first written above.

COMPANY:

PROMETHEUS HOLDINGS LLC

By:	/s/ Brett J. Barnes
Name:	Brett J. Barnes
Title:	Executive Vice President and General Counsel

CORPORATION:

PRESIDIO PRODUCTION COMPANY

By:	/s/ Brett J. Barnes
Name:	Brett J. Barnes
Title:	Executive Vice President and General Counsel

[Signature Page to Amended and Restated Limited Liability Company Agreement]

IN WITNESS WHEREOF, the undersigned have executed or caused to be executed on their behalf this Amended and Restated Limited Liability Company Agreement as of the date first written above.

NH PRESIDIO INVESTMENTS LLC

By:	/s/ Calvin J. White
Name:	Calvin J. White
Title:	Executive Director

IN WITNESS WHEREOF, the undersigned have executed or caused to be executed on their behalf this Amended and Restated Limited Liability Company Agreement as of the date first written above.

ETTIE HAMMACK

By:	/s/ Ettie Hammack
Name:	Ettie Hammack

IN WITNESS WHEREOF, the undersigned have executed or caused to be executed on their behalf this Amended and Restated Limited Liability Company Agreement as of the date first written above.

COLBY TIFFEE

By:	/s/ Colby Tiffee
Name:	Colby Tiffee

IN WITNESS WHEREOF, the undersigned have executed or caused to be executed on their behalf this Amended and Restated Limited Liability Company Agreement as of the date first written above.

MARK JAEGER

By:	/s/ Mark Jaeger
Name:	Mark Jaeger

IN WITNESS WHEREOF, the undersigned have executed or caused to be executed on their behalf this Amended and Restated Limited Liability Company Agreement as of the date first written above.

WHITNEY HORNAK

By:	/s/ Whitney Hornak
Name:	Whitney Hornak

IN WITNESS WHEREOF, the undersigned have executed or caused to be executed on their behalf this Amended and Restated Limited Liability Company Agreement as of the date first written above.

BRITTANY JONES

By:	/s/ Brittany Jones
Name:	Brittany Jones

IN WITNESS WHEREOF, the undersigned have executed or caused to be executed on their behalf this Amended and Restated Limited Liability Company Agreement as of the date first written above.

MEREDITH MCCARTHY

By:	/s/ Meredith McCarthy
Name:	Meredith McCarthy

IN WITNESS WHEREOF, the undersigned have executed or caused to be executed on their behalf this Amended and Restated Limited Liability Company Agreement as of the date first written above.

TORE WIKSVEEN

By:	/s/ Tore Wiksveen
Name:	Tore Wiksveen

IN WITNESS WHEREOF, the undersigned have executed or caused to be executed on their behalf this Amended and Restated Limited Liability Company Agreement as of the date first written above.

PRESIDIO MIDCO INC.

By:	/s/ Tyson Taylor
Name:	Tyson Taylor
Title:	Authorized Signatory

SCHEDULE 1

SCHEDULE OF MEMBERS

Member	Number of Prometheus Holdings LLC Common Units	Address
NH Presidio Investments LLC	1,000,000	1633 Broadway, New York, New York 10019
Ettie Hammack	462,827	[***]
Colby Tiffee	208,115	[***]
Mark Jaeger	3,073	[***]
Whitney Hornak	1,618	[***]
Brittany Jones	675	[***]
Meredith McCarthy	250	[***]
Tore Wiksveen	272	[***]
Presidio MidCo Inc.	27,652,068	500 West 7th Street, Suite 1500, Fort Worth, Texas 76102
Total	29,328,898

Exhibit A

FORM OF JOINDER AGREEMENT

This JOINDER AGREEMENT, dated as of [●], 20[●] (this “Joinder”), is delivered pursuant to that certain Amended and Restated Limited Liability Company Agreement, dated as of [●], 2026 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “LLC Agreement”) of Prometheus Holdings LLC, a Delaware limited liability company (the “Company”), by and among the Company, Presidio PubCo Inc., a Delaware corporation (f/k/a Prometheus PubCo Inc.) and the managing member of the Company (the “Corporation”), and each of the Members from time to time party thereto. Capitalized terms used but not otherwise defined herein have the respective meanings set forth in the LLC Agreement.

1.	Joinder to the LLC Agreement. Upon the execution of this Joinder by the undersigned and delivery hereof to the Corporation, the undersigned hereby is admitted as and hereafter will be a Member under the LLC Agreement and a party thereto, with all the rights, privileges and responsibilities of a Member thereunder. The undersigned hereby agrees that it shall comply with and be fully bound by the terms of the LLC Agreement as if it had been a signatory thereto as of the date thereof.

2.	Incorporation by Reference. All terms and conditions of the LLC Agreement are hereby incorporated by reference in this Joinder as if set forth herein in full.

3.	Address. All notices under the LLC Agreement to the undersigned shall be direct to:

[Name]

[Address]

[City, State, Zip Code]

Attn:

Facsimile:

E-mail:

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Joinder as of the day and year first above written.

[NAME OF NEW MEMBER]

By:
Name:
Title:

Acknowledged and agreed
as of the date first set forth above:

Prometheus Holdings LLC

By: Presidio PubCo Inc., its Managing Member

By:
Name:
Title:

Exhibit B-1

FORM OF AGREEMENT AND CONSENT OF SPOUSE

The undersigned spouse of [●] (the “Member”), a party to that certain Amended and Restated Limited Liability Company Agreement, dated as of [●], 2026 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Agreement”) of Prometheus Holdings LLC, a Delaware limited liability company (the “Company”), by and among the Company, Presidio PubCo Inc., a Delaware corporation (f/k/a Prometheus PubCo Inc.) and the managing member of the Company, and each of the Members from time to time party thereto (capitalized terms used but not otherwise defined herein have the respective meanings set forth in the Agreement), acknowledges on his or her own behalf that:

I have read the Agreement and understand its contents. I acknowledge and understand that under the Agreement, any interest I may have, community property or otherwise, in the Units owned by the Member is subject to the terms of the Agreement which include certain restrictions on Transfer.

I hereby consent to and approve the Agreement. I agree that said Units and any interest I may have, community property or otherwise, in such Units are subject to the provisions of the Agreement and that I will take no action at any time to hinder operation of the Agreement on said Units or any interest I may have, community property or otherwise, in said Units.

I hereby acknowledge that the meaning and legal consequences of the Agreement have been explained fully to me and are understood by me, and that I am signing this Agreement and consent without any duress and of free will.

Dated: [●]

[NAME OF SPOUSE]

By:
Name:

B-1

Exhibit B-2

FORM OF SPOUSE’S CONFIRMATION OF SEPARATE PROPERTY

I, the undersigned, the spouse of [●] (the “Member”), who is a party to that certain Amended and Restated Limited Liability Company Agreement, dated as of [●], 2026 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Agreement”) of Prometheus Holdings LLC, a Delaware limited liability company (the “Company”), by and among the Company, Presdio PubCo Inc., a Delaware corporation (f/k/a Prometheus PubCo Inc.) and the managing member of the Company, and each of the Members from time to time party thereto (capitalized terms used but not otherwise defined herein have the respective meanings set forth in the Agreement), acknowledge and confirm on that the Units owned by said Member are the sole and separate property of said Member, and I hereby disclaim any interest in same.

I hereby acknowledge that the meaning and legal consequences of this Member’s spouse’s confirmation of separate property have been fully explained to me and are understood by me, and that I am signing this Member’s spouse’s confirmation of separate property without any duress and of free will.

Dated: [●]

[NAME OF SPOUSE]

By:
Name:

B-2